UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Wednesday, April 20, 2016, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California. The matters that you will address at this meeting are:

1.    A proposal to elect as directors the 3 persons nominated by a committee of independent members of our Board of Directors, each to hold office for a 3-year term and until his or her successor is elected and qualifies or until his or her earlier resignation or removal.

2.    A proposal to approve the amended Simpson Manufacturing Co., Inc. 1994 Employee Stock Bonus Plan.

3.    A proposal to ratify our Board of Directors’ selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

4.    An advisory (non-binding) vote to approve Named Executive Officer compensation.

5.    Any other business that properly comes before the meeting.

Only stockholders of record as of February 25, 2016, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Brian J. Magstadt
Secretary

Pleasanton, California
March 10, 2016

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588
March 10, 2016

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our 2016 Annual Meeting of Stockholders. We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Tuesday, April 20, 2016, at 2:00 p.m., Pacific Daylight Time. Your proxy will be used at this meeting or at any adjournment of this meeting. Only holders of record of our common stock at the close of business on February 25, 2016, may vote at this meeting. At the close of business on that date, we had 48,292,706 shares of our common stock outstanding and entitled to vote. A majority, or 24,146,354, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. We are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2015, available to each of our stockholders on or about March 10, 2016.

Revocability of Proxy

If you give a proxy, you may revoke it at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•	deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•	sign a proxy bearing a later date and deliver it to our Secretary; or

•	attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies. After we make this Proxy Statement and other soliciting materials available, we or our agents may also solicit proxies by mail, telephone, electronic mail or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders. Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes. Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit. Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects all nominees named below to be available for election. If any nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating Committee of our Board of Directors may nominate. We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement. If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit. The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting. Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form. Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.

•
For Proposal No. 1, election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting as to, each nominee. A nominee will be elected as a director if the nominee receives a majority of the votes cast for the nominee, meaning that to be elected the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” the nominee. Each incumbent director nominee has submitted his or her resignation as a director, which resignation becomes effective only if such nominee does not receive a majority of the votes cast and our Board of Directors accepts his or her resignation. Even if such nominee does not receive a majority of the votes cast, he or she will nevertheless continue to serve as a director until our Board of Directors accepts his or her resignation.

•	For Proposals No. 2 and 3, approval will require the affirmative vote of a majority of the votes cast at the meeting on those Proposals.

•	Proposal No. 4 is an advisory vote only and is not binding on us or our Board of Directors.

Abstentions and Broker Non-votes

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. At our 2016 Annual Meeting of Stockholders, only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a “routine” matter. Your broker will therefore not have discretion to vote on the following "non-routine" matters absent direction from you: Proposal No. 1 (the election of 3 of our directors), Proposal No. 2 (the approval of our amended 1994 Employee Stock Bonus Plan) and Proposal No. 4 (advisory vote to approve Named Executive Officer compensation).

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions do not count as affirmative or negative votes, they will not affect the outcome of the vote of any proposal at annual meetings of our stockholders, except where brokers may exercise their discretion on “routine” matters, as discussed above.

SIMPSON MANUFACTURING CO., INC.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of February 25, 2016, unless otherwise indicated, about the beneficial ownership of our common stock by -

•	each stockholder known by us to be the beneficial owner of more than 5 percent of our common stock,

•	each director and director nominee,

•	each of our executive officers named in the Summary Compensation Table - (See “Executive Compensation” below), and

•	all of our executive officers and directors as a group

Name and, for Each 5% Beneficial Owner, Address	Beneficial Ownership of Shares of Common Stock (1)		Percent of Class (2)
Sharon Simpson	7,033,936		14.6%
21C Orinda Way
Orinda, CA 94563

BlackRock, Inc.	4,362,374	(3)	9.0%
40 East 52nd Street
New York, NY 10022

The Vanguard Group	3,073,196	(4)	6.4%
100 Vanguard Blvd.
Malvern, PA 19355

Ariel Investments, LLC	3,013,810	(5)	6.2%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Janus Capital Management, LLC	2,730,663	(6)	5.7%
151 Detroit Street
Denver, CO 80206

Thomas J Fitzmyers	124,917	(7)	*

Karen Colonias	22,290		*

Roger Dankel	9,427	(8)	*

Ricardo M. Arevalo	11,373		*

Jeffrey E. Mackenzie	6,790		*

Brian J. Magstadt	7,088		*

James S. Andrasick	5,156		*

Jennifer A. Chatman	11,581	(9)	*

Gary M. Cusumano	12,381	(9)	*

Celeste Volz Ford	4,184		*

Peter N. Louras, Jr.	16,264	(9)	*

Robin G. MacGillivray	11,581	(9)	*

All executive officers and directors as a group (13 persons)	258,994	(10)	0.5%
_______________________
*    Less than 0.5%

(1) We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us. Unless otherwise indicated below in the respective footnotes, the persons named in the table had sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Pursuant to the rules of the SEC, the number of shares of our common stock below includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 25, 2016 and shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 25, 2016 (but not restricted stock units that will vest more than 60 days after February 25, 2016).

(2)	Applicable percentage of ownership is based upon 48,292,706 shares of our common stock outstanding as of February 25, 2016.

(3)	BlackRock, Inc. has sole voting power with respect to 4,267,796 shares and sole dispositive power with respect to 4,362,374 shares.

(4)
The Vanguard Group has sole voting power with respect to 58,157 shares, shared voting power with respect to 3,000 shares, sole dispositive power with respect to 3,015,939 shares and shared dispositive power with respect to 57,257 shares.

(5)	Ariel Investments, LLC has sole voting power with respect to 2,761,697 shares and sole dispositive power with respect to 3,013,810 shares.

(6)	Janus Capital Management, LLC has shared voting power with respect to 2,730,663 shares and shared dispositive power with respect to 2,730,663 shares.

(7)
Includes 18,000 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days. Mr. Fitzmyers has a revolving line of credit with a bank in the maximum amount of approximately $2.0 million that is secured by 100,000 shares of our common stock that he owns. There is currently a balance due on this line of credit of approximately $1.85 million.

(8)	Includes 4,000 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(9)	Includes 5,000 shares that are subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(10)
Includes 42,000 shares subject to options that are exercisable within 60 days, as described in notes (7) through (9) above and 11,000 shares that are subject to options that we granted to our Vice President, Sunny H. Leung, under our 1994 Stock Option Plan and that are exercisable within 60 days.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

We have nominated for re-election at the meeting Peter N. Louras, Jr., James S. Andrasick and Gary M. Cusumano, whose terms as directors expire in 2016. Below are the names of our directors and director nominees, and information about them. The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Mr. Louras, Mr. Andrasick and Mr. Cusumano. Under our Bylaws, stockholders will not be permitted to nominate anyone at the meeting.

		Director
Name	Age	Since	Position
Peter N. Louras, Jr. (1) (2) (4)	66	1999	Chairman of the Board and Director — term expiring in 2016

James S. Andrasick (2) (3) (4)	71	2012	Director — term expiring in 2016

Jennifer A. Chatman (1) (2) (3)	56	2004	Director — term expiring in 2018

Karen Colonias (4)	58	2013	President and Chief Executive Officer Director — term expiring in 2017

Gary M. Cusumano (4)	72	2007	Director — term expiring in 2016

Thomas J Fitzmyers (4)	75	1978	Vice Chairman of the Board and Director — term expiring in 2017

Celeste Volz Ford (1) (4)	59	2014	Director - term expiring in 2017

Robin G. MacGillivray (2) (3) (4)	61	2004	Director — term expiring in 2018

(1)	Member of the Compensation and Leadership Development Committee

(2)	Member of the Audit Committee

(3)	Member of the Governance and Nominating Committee

(4)	Member of the Acquisition and Strategy Committee

Executive Officers

Our executive officers are: Karen Colonias, our President and Chief Executive Officer; Brian J. Magstadt, age 48, our Chief Financial Officer, Treasurer and Secretary; Jeffrey E. Mackenzie, age 54, our Vice President; Sunny H. Leung, age 43, our Vice President; Roger Dankel, age 52, and Ricardo M. Arevalo, age 59, the President of North American Sales and the Chief Operating Officer, respectively, of Simpson Strong-Tie Company Inc. We regard Mr. Dankel and Mr. Arevalo, as executive officers, because they perform management policy-making functions for us. Our executive officers also may serve as directors or officers of our subsidiaries.

Director and Officer Qualifications and Biographical Information

Our directors are individuals of reputation, integrity and accomplishment. They bring to the Board a range of talents, including a customer-oriented focus, useful education, experience and insights. In addition, they bring practical industry experience in a variety of areas including: construction, engineering, finance, research and development, operations and acquisitions. A majority of our outside directors must be independent. To be independent, an outside director must have no financial, family or close personal ties to us or our executives and must meet the New York Stock Exchange regulatory standard of independence. New directors are oriented to our business and governance through meetings with our officers and directors and visits to our facilities. We also support, and pay for, participation in continuing education programs to assist directors in performing their Board responsibilities.

Board of Directors (Other than Our Chief Executive Officer)

Peter N. Louras, Jr. joined our Board of Directors in 1999. He is a retired corporate executive and was appointed Chairman of our Board of Directors in April 2014. He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000. In this position, he served on The Clorox Company’s Executive Committee with overall responsibility for its international business activities and business development function, including acquisitions and divestitures. Before joining The Clorox Company, Mr. Louras, a certified public accountant, worked at Price Waterhouse in its offices in both San Francisco, California, and Philadelphia, Pennsylvania. Mr. Louras actively participates in civic projects and serves on the boards of various not-for-profit organizations. Mr. Louras’ business background provides the Board of Directors with a global perspective and hands-on experience in business development and strategic acquisitions. Mr. Louras also brings his financial accounting expertise to his role as a member of the Audit Committee.

James S. Andrasick joined our Board of Directors in 2012. He brings over 40 years of business experience, most recently as the Chairman of Matson Navigation, until his retirement in 2009, and as its President and Chief Executive Officer from 2002 through 2008. Prior to his promotion to President and Chief Executive Officer of Matson Navigation in 2002, Mr. Andrasick was the Chief Financial Officer of Alexander & Baldwin, Inc., the parent company of Matson Navigation, and was responsible for all business development activity. He recently served as a Trustee and Chair of the Finance Committee of Mills College and is presently a Trustee of the U.S. Coast Guard Foundation. He also previously served as a Director and Chairman of the Board of the American Red Cross, Hawaii State Chapter, as well as serving on the boards of the Aloha United Way, Arthritis Foundation and Hawaii Maritime Center and was the Chairman and a Trustee of the University of Hawaii Foundation. Mr. Andrasick holds a Bachelor of Science degree in Engineering from the U.S. Coast Guard Academy and a Master degree in Management Science from the Massachusetts Institute of Technology. His experience in developing the China market for Matson Navigation, in real estate development for Alexander & Baldwin, Inc. and in mergers and acquisitions gives him a unique understanding of the Company’s current opportunities, and his strong financial and operational background adds depth to our Board’s understanding of our business.

Jennifer A. Chatman joined our Board of Directors in 2004. She is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley. Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University. She received her Ph.D. from University of California, Berkeley in 1988. She is a Trustee of Prospect Sierra School. In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and is the faculty director of the Berkeley Executive Leader Program. Ms. Chatman brings to our Board a deep understanding of organizational structure, leadership and compensation that gives us an objective perspective in interpreting and leveraging our unique culture to achieve our strategic objectives.

Gary M. Cusumano joined our Board of Directors in 2007. He has over 35 years of experience with The Newhall Land and Farming Company, most recently as its Chairman. He retired from Newhall Land and Farming Company in January 2006. He is a director of Granite Construction, Inc., Forest Lawn Memorial Park and the J.G. Boswell Company, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations. Mr. Cusumano’s service as Chairman, Chief Executive Officer and President of the Newhall Land and Farming Company and his board service with Granite Construction provide our Board of Directors with his perspective and expertise from his service with a publicly traded New York Stock Exchange company and real estate developer.

Thomas J Fitzmyers was appointed Vice Chairman of our Board of Directors in April 2014, after serving as Chairman of our Board of Directors since January 2012. Prior to that, he served as our President and as a director since 1978 and served as our Chief Executive Officer since 1994. He has served as a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983 and as its Chief Executive Officer from 1983 to February 2009. He also served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., from 1982 until its disposition in August 2010. Mr. Fitzmyers was employed by Union Bank from 1971 to 1978. He was a Regional Vice President when he left Union Bank to join us in 1978. Mr. Fitzmyers’ prior experience as President and Chief Executive Officer of Simpson Manufacturing Co., Inc. gives him unique and invaluable insights into the challenges facing our business and our industry.

Celeste Volz Ford joined our Board of Directors in 2014. She is CEO of Stellar Solutions, Inc., which she founded in 1995. Stellar Solutions is a global provider of systems engineering expertise and a recognized leader in government and commercial aerospace programs with offices in California, Colorado and the Washington DC area. Ms. Ford is a proven leader of the Stellar companies, which include Stellar Solutions, Inc. (engineering services), Stellar Solutions Aerospace Ltd. (UK-based affiliate), QuakeFinder (humanitarian R&D division of Stellar Solutions) and the Stellar Solutions Foundation. She is a member of the boards of several organizations in the private and public sectors, including Seagate Government Solutions, The University of Notre Dame Board of Trustees, American Conservatory Theater and the Business Advisory Council of Illuminate Ventures and formerly served on the Boards of Heritage Bank, Bay Microsystems, Foundry Networks and California Space Authority. She is a member of the Council on Foreign Relations (CFR), National Association of Women Business Owners (NAWBO), American Institute of

Aeronautics and Astronautics (AIAA), and Vistage International. Ms. Ford received her Bachelor of Science degree in Aerospace Engineering from The University of Notre Dame and a Master of Science degree in Aerospace Engineering from Stanford University. Ms. Ford’s experience in building cutting-edge businesses brings a uniquely valuable perspective on the emerging opportunities and challenges facing the Company.

Robin G. MacGillivray joined our Board of Directors in 2004. She retired from AT&T in April 2014, with nearly 15 years of executive leadership experience as a corporate officer. From January 2010 until her retirement, she was Senior Vice President - One AT&T Integration where she led the implementation of hundreds of world-wide initiatives designed to integrate merged organizations for optimal customer service and financial performance. Prior to that, she was Senior Vice President - Regional and Local Markets, responsible for service and sales to AT&T’s small business customers nationwide. Previously, she was President of Business Communications Services for AT&T’s western region, where she served the needs of small, medium and large businesses, including government, education and health care accounts. Over the course of her 35 year career, she held leadership positions in a variety of other areas, including engineering, operations, construction, finance and human resources. Ms. MacGillivray has a Bachelor of Arts degree in Journalism from the School of Journalism and her Master of Arts degree in Telecommunications from the Annenberg School of Communications, both at the University of Southern California. She also completed the Stanford Executive Program at Stanford University and the Harvard/MIT/Tufts Program on Negotiations. Ms. MacGillivray brings to our Board or Directors her extensive experience managing complex businesses in highly competitive and rapidly changing environments, cultivated from a variety of functional areas.

Executive Officers

Karen Colonias has been our Chief Executive Officer since January 2012, and, in 2013, she was appointed to our Board of Directors. From May 2009 to January 2012, she was our Chief Financial Officer, Secretary and Treasurer. Prior to that, she held the position of Vice President of our subsidiary, Simpson Strong-Tie Company Inc., and in that capacity since 2004 served as the Branch Manager of Simpson Strong-Tie’s manufacturing facility in Stockton, California. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, Simpson Strong-Tie promoted Ms. Colonias to Vice President of Engineering, responsible for Simpson Strong-Tie’s research and development efforts. Before joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

Brian J. Magstadt has served as Chief Financial Officer, Treasurer and Secretary since January 2012. He joined Simpson Manufacturing Co., Inc. in 2004 as Financial Reporting Specialist, and, from 2008 until 2012, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other accounting and finance functions. He is a licensed CPA and holds a Bachelor of Science degree in Business Administration from California State University, Chico, and a Masters of Business Administration degree from Santa Clara University.

Jeffrey E. Mackenzie was appointed Vice President in December 2008. He joined Simpson Manufacturing Co., Inc. in 1994 and from 2000 to 2008, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other finance functions, including our equity-based compensation programs. Prior to joining us, he worked for Deloitte & Touche, LLP as a Senior Accountant in San Francisco, California. He is a member of the Board of Directors of The First Tee of the Tri-Valley, a non-profit organization serving the local community. Mr. Mackenzie is a licensed CPA (currently inactive) and holds a Bachelor of Science degree in Business Administration from California State University, San Diego, and a Masters of Business Administration degree from Santa Clara University.

Roger Dankel has been the President of North American Sales of our subsidiary, Simpson Strong-Tie Company Inc. since July 2014. He has been employed with us since 1993 as a Field Sales Representative until 1997, when he was promoted to Sales Manager in McKinney, Texas, and then Branch Sales Manager in charge of all sales functions of that branch. He has successfully integrated multiple new products, both acquired and internally developed, into Simpson Strong-Tie’s product line. Mr. Dankel holds a Bachelor of Science degree in Business Administration from Millsaps College. As a result of foreclosure proceedings related to a real estate investment, brought by Wells Fargo Bank, N.A., Mr. Dankel filed a Chapter 7 bankruptcy petition on June 27, 2013, in the United States Bankruptcy Court for the Eastern District of Texas. The court granted a discharge of debtor on October 1, 2013.

Ricardo M. Arevalo has been the Chief Operating Officer of our subsidiary, Simpson Strong-Tie Company Inc., since July 2014. Mr. Arevalo began his career with us in 1999 at the Simpson Strong-Tie branch in Brea, California, as a Field Sales Engineer for the Wood Strong-Wall. From 2002 to 2008, he served as Simpson Strong-Tie’s Branch Engineering Manager for the Southwest United States. In 2008, he was promoted to Simpson Strong-Tie’s Vice President of Engineering, and in that capacity he organized and managed the support structure for multiple engineering groups (Connectors, Lateral systems, Fasteners, Anchors, FRP, RPS, Truss and Engineering Services), standardized policies and modernized and expanded our research and test capabilities. Mr.

Arevalo is a licensed California structural engineer and civil engineer, previously was a part-time lecturer in timber design at California Polytechnic University at Pomona and is the author of several publications on wood structures. He has represented Simpson Strong-Tie on national television promoting deck safety. He holds degrees from California Polytechnic University at San Luis Obispo and the University of California at Santa Barbara. Prior to joining Simpson Strong-Tie, he spent 19 years in private practice as a structural engineer.

Sunny H. Leung was appointed Vice President in January 2016. He joined Simpson Manufacturing Co., Inc. in 2001 and served in several tax roles including Senior Tax Specialist, Tax Manager and Tax Director. Mr. Leung is responsible for overseeing our tax operations in provision, compliance and planning functions. Prior to joining us, he worked for PricewaterhouseCoopers, LLP as a Tax Manager in Toronto, Canada, and San Francisco, California. Mr. Leung is a licensed CPA and a licensed attorney (New York). He holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison, a Juris Doctor degree from the University of Maine, a Master of Public Administration degree from Harvard University, and a Certificate in International Tax Program from Harvard Law School.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors. A majority of our directors are independent under those rules.

Our Board of Directors follows the independence standards required by the New York Stock Exchange corporate governance rules to determine director independence. Those standards provide, among other tests, that a director will not be independent of a listed company if:

•
the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•
the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•
(a) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•
the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2 percent of consolidated gross revenues of the other company and its parent and subsidiary entities in a consolidated group.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying the New York Stock Exchange independence standards, our Board of Directors has affirmatively determined that Mr. Andrasick, Ms. Chatman, Mr. Cusumano, Ms. Ford, Mr. Louras, and Ms. MacGillivray are each independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with us. Our Board of Directors has determined that our other directors, Ms. Colonias and Mr. Fitzmyers, are not independent under those rules. In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Criteria and Diversity

In considering whether to nominate any candidate to serve on our Board of Directors, the Governance and Nominating Committee of our Board of Directors considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors also believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. We do not discriminate against nominees on the basis of race, color, religion, gender, gender identity or expression, sexual orientation, age, national origin, disability, covered veteran status, or any other status protected by law.

Attendance at Meetings

Our Board of Directors held 6 meetings in 2015. Its committees held a total of 27 meetings in 2015, including 8 meetings of the Audit Committee, 11 meetings of the Compensation and Leadership Development Committee, 3 meetings of the Governance and Nominating Committee and 5 meetings of the Acquisition and Strategy Committee.

Each of our current directors attended 100 percent of the meetings of our Board of Directors and 100 percent of the meetings of the committees on which he or she served in 2015.

All of our current directors attended the annual meeting of our stockholders in 2015, although we do not have a policy that requires our directors to attend annual meetings of our stockholders. In 2015, the outside members of our Board of Directors held 3 meetings in executive session on days when regular meetings of the entire Board of Directors were scheduled and no meetings in executive session on days when the entire Board of Directors did not meet.

Leadership Structure and the Board of Directors Role in Risk Management

Our Board of Directors and its committees take an active role in overseeing management of our risks. The Board regularly reviews information regarding our operational, financial, legal and strategic risks. Our Compensation and Leadership Development Committee is responsible for overseeing the management of risks relating to our compensation plans; our Audit Committee oversees management of our financial and cyber security risks; and our Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. In 2009, our Board of Directors created the Acquisition and Strategy Committee, whose role in risk management includes evaluating and managing our strategic risks. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, our entire Board of Directors is regularly informed about such risks through committee and executive officer reports.

Since before our initial public offering in 1994, the roles of our Chairman and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight.

Our outside directors meet at regularly scheduled executive sessions without members of management. In 2014, Peter N. Louras, Jr., was appointed Chairman of our Board of Directors. Mr. Louras is the first independent Director to occupy the role of Chairman and, as such, we do not have a Lead Independent Director. Mr. Louras, as Chairman, has assumed the duties that were previously performed by the Lead Independent Director which include participating in setting the agenda of Board of Directors and Committee meetings, coordinating the distribution and presentation of meeting materials, managing communications between the Board of Directors and management, leading the Board of Director self-evaluation process, maintaining the focus and punctuality of Board of Directors and Committee meetings and presiding over executive session meetings of the outside directors. In addition, the Chairman's role also includes facilitating communications among members of the Board of Directors and between the Board of Directors and management, leading the efforts in evaluating our Chief Executive Officer and in succession planning, considering Board of Director committee membership and leadership and presiding at the annual meeting of stockholders.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors
Simpson Manufacturing Co., Inc.
P.O. Box 1394
Alamo, CA 94507-7394

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF PETER N. LOURAS, JR., JAMES S. ANDRASICK AND GARY M. CUSUMANO, THE THREE NOMINEES FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2
APPROVAL OF THE AMENDED SIMPSON MANUFACTURING CO., INC.
1994 EMPLOYEE STOCK BONUS PLAN

At the annual meeting, we will ask our stockholders to consider a proposal to approve an amendment to the Simpson Manufacturing Co., Inc. 1994 Employee Stock Bonus Plan (the "1994 Employee Stock Bonus Plan"). The proposed changes to the 1994 Employee Stock Bonus Plan will (1) increase the number of shares reserved for issuance under the plan from 200,000 shares to 400,000 shares (including shares that have already been issued thereunder), and (2) make some immaterial administrative updates to the plan to make its language consistent with the Company's other benefit plans and to give our Board of Directors flexibility in determining the eligibility of its participants. Awards under the 1994 Employee Stock Bonus Plan are not available to the Named Executive Officers of the Company or any other employees who already participate in the Company's amended and restated 2011 Incentive Plan.

Our Board of Directors has approved and adopted the amended 1994 Employee Stock Bonus Plan, which will only become effective if and when our stockholders approve it. If our stockholders do not approve this Proposal No. 2, the existing 1994 Employee Stock Bonus Plan will continue in full force and effect in accordance with its terms.

We are seeking stockholder approval of the amended 1994 Employee Stock Bonus Plan in order to comply with the requirements of the New York Stock Exchange.

Our Board of Directors believes that approval of the amended 1994 Employee Stock Bonus Plan is in our and our stockholders’ best interests.

The purpose of the amended 1994 Employee Stock Bonus Plan is to express appreciation to employees, who are not Named Executive Officers, who are not directors or who do not already participate in our other equity compensation programs, for their contribution of more than 10 years of service by awarding them shares of our common stock.

Proposed Changes

We are proposing to make the following material change to the 1994 Employee Stock Bonus Plan:

Increase in the Number of Shares Available for Issuance Under the Plan

5.    The aggregate number of shares of Common Stock reserved for issuance as bonuses under this Plan shall be ~~200,000~~400,000 shares, including shares already awarded.

Summary of the Amended 1994 Employee Stock Bonus Plan

The following summarizes the proposed amended 1994 Employee Stock Bonus Plan.

Common Stock Subject to the amended 1994 Employee Stock Bonus Plan

Our Board of Directors has determined that an aggregate of 400,000 shares of our common stock may be issued under the amended 1994 Employee Stock Bonus Plan. Those shares include all shares heretofore reserved for issuance pursuant to the amended 1994 Employee Stock Bonus Plan. Of those 400,000 shares, as of February 25, 2016, 193,400 shares have been issued and 206,600 shares will remain available under the amended 1994 Employee Stock Bonus Plan.

Our Board of Directors intends to award eligible employees 100 shares of our common stock (or such other amount as they determine from time to time), plus a cash bonus in the amount of the estimated payroll taxes on the stock award, for every 10 years of service.

Administration by the Board of Directors

Our Board of Directors administers the amended 1994 Employee Stock Bonus Plan and may, in its exclusive discretion amend, modify or terminate the amended 1994 Employee Stock Bonus Plan at any time.

Our Board of Directors will select eligible employees to participate in the amended 1994 Employee Stock Bonus Plan on the basis of their service.

No Other Rights

Nothing in the amended 1994 Employee Stock Bonus Plan, or in any award made under it, will confer on any person any right to continue in our employment or service or will limit, interfere with or otherwise affect in any way our right to terminate any recipient’s employment or service at any time. Nothing in the amended 1994 Employee Stock Bonus Plan will prevent, limit or otherwise affect our authority with respect to any other or additional compensation arrangements. No person has or will have any claim or right to be granted an award under the amended 1994 Employee Stock Bonus Plan.

Other Matters

Our Board of Directors may suspend or terminate the amended 1994 Employee Stock Bonus Plan at any time. We will not make any awards under the amended 1994 Employee Stock Bonus Plan after it is terminated. Our Board of Directors may amend the amended 1994 Employee Stock Bonus Plan at any time, subject in some cases to the approval of our stockholders.

The amended 1994 Employee Stock Bonus Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Internal Revenue Code section 401(a).

A copy of the amended 1994 Employee Stock Bonus Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by this reference. The description of the amended 1994 Employee Stock Bonus Plan in this Proxy Statement is qualified in its entirety by reference to Exhibit A attached hereto.

New Plan Benefits

Amended 1994 Employee Stock Bonus Plan
Name and position	Dollar value ($){1}	Number of units{2}
Non-Executive Officer Employee Group	$6,838,000	200,000 shares of our common stock

{1}	Calculated based on the closing price for our common stock on the New York Stock Exchange on February 25, 2016.

{2}	In addition to the original 200,000 shares of our common stock reserved for issuance pursuant to our 1994 Employee Stock Bonus Plan before this amendment.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2015, concerning (a) all of our equity compensation plans previously approved by our stockholders and (b) all of our equity compensation plans not previously approved by our stockholders.

Plan Category	(a) Number of securities to be issued on exercise of outstanding options, warrants & rights		(b) Weighted-average exercise price of outstanding options, warrants & rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	1,049,521	{1}	$29.55	{2}	5,576,191
Equity compensation plans not approved by stockholders	—		$0.00		16,300	{3}
Total	1,049,521	{1}	$29.55		5,592,491	{3}

{1}
Includes 522,604 shares subject to issuance on exercise of stock options granted under our amended and restated 2011 Incentive Plan and 526,917 shares underlying unvested restricted stock units awarded under our amended and restated 2011 Incentive Plan.

{2}	The weighted-average exercise price does not reflect shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.

{3}
Includes 9,700 shares issued on January 8, 2016, under our 1994 Employee Stock Bonus Plan. As of December 31, 2015, the Company had reserved 200,000 shares of common stock for issuance as bonuses under our 1994 Employee Stock Bonus Plan, of which 183,700 shares had been issued.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED SIMPSON MANUFACTURING CO., INC. 1994 EMPLOYEE STOCK BONUS PLAN, IN THE FORM ATTACHED HERETO AS EXHIBIT A.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

In 2015, the Audit Committee of our Board of Directors requested proposals from 5 independent registered public accounting firms, including PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP had been our principal independent registered public accounting firm since prior to our initial public offering in 1994 and the Audit Committee considered it good practice to evaluate alternative firms. Fees charged, industry knowledge, estimated hours and "cultural fit" were among the criteria considered in the selection process. After several discussions with each of the candidates, our Audit Committee recommended Grant Thornton LLP as principal independent registered public accounting firm to our Board of Directors.

Based on the Audit Committee's recommendation, our Board of Directors has selected Grant Thornton LLP as our principal independent registered public accounting firm to audit our internal controls over financial reporting and our financial statements for 2016. You will be asked to ratify that selection. Grant Thornton LLP has audited our financial statements since 2015. A Grant Thornton LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

A representative from PricewaterhouseCoopers LLP, our former principal independent registered public accounting firm, has indicated that he does not intend to be present at the meeting.

Dismissal of Independent Registered Public Accounting Firm

On June 19, 2015, our Board of Directors, on the recommendation of its Audit Committee, dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm.

The reports of PwC on our consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through June 19, 2015, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such fiscal years. During the fiscal years ended December 31, 2013 and 2014 and any subsequent interim period through June 19, 2015, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that our internal control over financial reporting was not effective due to the existence of material weaknesses in our internal control over financial reporting. As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014:

•
Our management did not design and maintain effective controls over the valuation of goodwill. Specifically, management did not design a review precise enough to determine the accuracy and support of certain forecasts and assumptions related to the goodwill impairment assessments. This material weakness resulted in errors in our step-one goodwill impairment models, which were not detected by our internal control review process; and

•
Our management did not design and maintain effective internal controls related to the valuation of indefinite-lived in-process research and development intangible assets. Specifically, management did not design a process or controls to evaluate impairments at the individual asset level in accordance with accounting principles generally accepted in the United States.

PwC discussed each of these matters with the Audit Committee. We have authorized PwC to fully respond to the inquiries of Grant Thornton LLP (“Grant Thornton"), the successor independent registered public accounting firm, concerning these matters.

We provided PwC with a copy of the disclosures that were made in a Current Report on Form 8-K (the "Report") prior to the time the Report was filed with the SEC on June 24, 2015. We requested that PwC furnish a letter addressed to the SEC stating whether or not PwC agrees with the statements made therein. A copy of PwC’s letter dated June 24, 2015, was attached as Exhibit 16.1 to the Report.

The aforementioned material weaknesses have been remedied and no material weaknesses in our internal control over financial reporting have been reported for subsequent reporting periods following September 30, 2014, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015.

Engagement of Independent Registered Public Accounting Firm

On June 19, 2015, the Company's Board of Directors, upon the recommendation of its Audit Committee, approved the appointment of Grant Thornton as our new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2014 and 2013 and any subsequent interim period through June 19, 2015, neither the Company, nor anyone on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Non-Audit Fees

The following table sets forth the fees accrued or paid to our principal independent registered public accounting firms for the years ended December 31, 2015 and 2014.

	Grant Thornton LLP	PricewaterhouseCoopers LLP
	2015 {1}	2014
Audit fees{2}	$1,616,000	$3,163,000
Audit-Related fees{3}	—	4,000
Tax fees{4}	14,000	819,000
All other fees{5}	—	8,000
Total	$1,630,000	$3,994,000

{1}
Represents fees accrued or paid to Grant Thornton LLP as our principal independent registered public accounting firm from June 19, 2015, through December 31, 2015. We paid Grant Thornton LLP in 2014 for certain services rendered to us not as our principal independent registered public accounting firm, therefore, such payments are not included in the table.

{2}
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and the review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

{3}
Audit-related fees consist of the aggregate fees billed for professional services that are reasonably related to the performance of the audit or review of our financial statements. We incurred audit-related fees in fiscal year 2014 primarily for the analysis performed by PwC of purchase price allocations related to recent acquisitions.

{4}
Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. We incurred tax fees in fiscal 2014 primarily for professional services rendered by PwC for tax compliance of our 2014 annual tax returns. We incurred tax fees in fiscal 2015 primarily for tax compliance in Australia, New Zealand and France.

{5}
All other fees comprise primarily the aggregate fees billed for services rendered by PwC in 2014 in relation to the preparation of a statutory filing related to exiting the heavy-duty mechanical anchor business in Ireland and for the annual subscription to an on-line accounting research tool.

The Audit Committee must pre-approve fees to be paid to our principal independent registered public accounting firm before it begins work. The Audit Committee pre-approved all fees and services for Grant Thornton LLP’s work in 2015 and for PricewaterhouseCoopers LLP's work in 2015 and 2014 while PricewaterhouseCoopers LLP was our principal independent registered public accounting firm. The Audit Committee has determined that the fees for services rendered were compatible with maintaining the independence of Grant Thornton LLP and PricewaterhouseCoopers LLP.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described below under “Executive Compensation - Compensation Discussion and Analysis,” we seek to closely align the interests of our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers (collectively, our "Named Executive Officers" or "NEOs") with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Based on the above, at this meeting, the stockholders will vote on the following resolution:

RESOLVED that the compensation paid to this corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation and Leadership Development Committee of our Board of Directors. The Compensation and Leadership Development Committee and our Board or Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) explains our executive compensation program design and how it applies to our Named Executive Officers. During 2015, our Named Executive Officers were the following individuals:

Name	Title
Karen Colonias	President and Chief Executive Officer
Brian J. Magstadt	Chief Financial Officer, Treasurer and Secretary
Roger Dankel	President of North American Sales, Simpson Strong-Tie Company Inc.
Ricardo M. Arevalo	Chief Operating Officer, Simpson Strong-Tie Company Inc.
Jeffrey E. Mackenzie	Vice President

EXECUTIVE SUMMARY

Responsiveness to Stockholders

Following our 2015 Annual Meeting, at which our advisory vote on executive compensation received support from approximately 56 percent of votes cast, we conducted extensive stockholder outreach to discuss our compensation program and other governance matters. During the second half 2015 and into early 2016, our Board and management team engaged with stockholders representing approximately 36 percent of our shares outstanding. The Chairman of our Board of Directors participated in these meetings and through this dialogue, our Compensation and Leadership Development Committee has received important feedback on our compensation program that will continue to inform its evolution going forward. Further detail on compensation program changes and stockholder feedback is below under, "Stockholder Engagement and the Evolution of our Executive Compensation Program".

2015 Performance Highlights

Simpson Manufacturing Co., Inc., through its subsidiaries, designs, engineers, and manufactures structural connectors, anchors, and other products and we differentiate ourselves from competitors by designing and marketing end-to-end wood and concrete construction product systems.

The nature of our industry demands that we adhere to a focused strategy to build stockholder value over the long term. During 2015 our management team continued to execute against our strategic goals, which resulted in increases in net sales, income from operations and net income for our stockholders. Some of the highlights of 2015 are as follows:

•	Company-wide net sales increased 5.6 percent to $794.1 million

◦	North America net sales increased 10.2 percent, or $62.8 million, negatively affected by approximately $5.6 million due to the Canadian dollar weakening against the United States dollar

◦	Europe net sales declined 12.3 percent, or $15.1 million, mostly due to negative currency effects of $17.6 million

•	Gross profit increased 4.9 percent to $358.9 million

•	Income from operations increased 9.8 percent to $109.0 million

•	Net income increased 6.9 percent $67.9 million

•	Diluted net income per common share increased 7.0 percent to $1.38

Our management’s focused execution and continued commitment to a disciplined capital allocation strategy has delivered strong results for our stockholders in 2015.

Our focus on sustainable returns and long-term value creation has enabled us to outperform our peers on total stockholder return over the long term, through business cycles and the housing market crisis.

1 Industry peer companies include American Woodmark, Eagle Materials, Headwaters Incorporated, NCI Building Systems, Quanex Building Products, Apogee Enterprises, Insteel Industries, Patrick Industries, U.S. Concrete, Builders FirstSource, Griffon Corporation, Masonite International, Ply Gem Holdings and Gibraltar Industries

Performance-Based Compensation Philosophy and Structure

The overarching goal of our compensation program is to attract, motivate and retain our employees with a compensation structure that establishes a strong sense of ownership and closely aligns our executives’ interests with those of our stockholders. Our incentive programs are designed to closely align with our strategic goals and establish a strong pay for performance structure.

The Compensation and Leadership Development Committee has long held that in order to maintain a sense of unity throughout the organization, the forms of compensation for our executive officers should generally match those of our broader employee population.

Overview of Compensation Programs

Our compensation program is comprised of three primary elements:

•	Base salary and payments to defined contribution profit sharing plan

•	Non-equity incentive plan (Cash Profit Sharing plans)

•	Long-term equity incentive

Each of these elements is structured to complement each other and establish a balanced pay-for-performance structure.

Component	Description
Base salary and payments to defined contribution profit sharing plan	•	Base salary for our Named Executive Officers is positioned at or below market 25th percentile of our peer group to establish greater weight on the performance-based incentive elements of our program
	•	Compensates Named Executive Officers for basic role and responsibilities
Non-equity incentive plan (Cash Profit Sharing plans)	•	Company-wide cash profit sharing program that creates a culture of ownership of financial performance
	•	Motivates Named Executive Officers and employees to achieve short-term financial performance
Long-term equity incentive plan	•	Fully equity-based (in the form of strategic RSUs and performance RSUs) to provide link to long-term value creation and to our stockholders
	•	Value of the awards are based on financial performance of the Company, value created for stockholders and stock price appreciation

In 2015, the mix of compensation elements was shifted to reduce the percentage of fixed compensation and increase the percentage of long-term at-risk compensation. The Compensation and Leadership Development Committee believes this shift establishes greater alignment between our executives and our stockholders.

Non-Equity Incentive Plan

The philosophy behind our non-equity incentive plan, which we refer to as cash profit sharing plan, originated with our founder, Barclay Simpson. He believed that employees should be incentivized to think like owners of the business. We believe that this philosophy and structure is integral to our success and has established a strong company-wide commitment to our long-term goals.

Most of our salaried employees in North America, approximately 685 employees, and all of our Named Executive Officers, participate in a cash profit sharing plan, which rewards short-term financial achievements. Cash profit sharing delivers value to participants based on the portion of profits exceeding a specified return on qualified assets. The Compensation and Leadership Development Committee establishes the threshold profit levels for this plan to ensure that stockholders receive a return before any payments are made to employees, including our Named Executive Officers as illustrated below:

In 2015, our Chief Executive Officer earned cash profit sharing payments totaling $2,030,656, or 1.9 percent of qualified operating profit, based on our operating performance and return on qualified asset levels. Further detail on our Executive Officer Cash Profit Sharing Plan payouts for 2015 is below under, Non-Equity Incentive Plan (Executive Officer Cash Profit Sharing Plan).

Our non-equity incentive plan program is paid quarterly and has resulted in incentives paid to our Named Executive Officers that is aligned with short-term financial performance, as illustrated below:

CEO Non-Equity Incentive Plan Award Aligned with Performance

For a complete explanation of the non-equity incentive plan and the details involved in computing the amounts paid to each of our Named Executive Officers, see Non-Equity Incentive Plan (Executive Officer Cash Profit Sharing Plan) below.

Long-term Incentive Program

Our long-term incentive program is entirely equity-based and is delivered in 2 forms: performance restricted stock units and strategic restricted stock units.

Performance restricted stock units

Performance restricted stock units reward our Named Executive Officers based on both financial (qualified operating profit) and stock price performance.

•	Qualified operating profit target is set at the beginning of the year and achievement against the target is evaluated at the end of the year

•	Awards then vest 25 percent on the award date and 25 percent on the first, second and third anniversaries of the award date, illustrated as follows:

Illustrative Vesting Schedule for Named Executive Officers’ 2015 Performance RSU Awards

Strategic restricted stock units

Strategic restricted stock units are designed to align our Named Executive Officers with our strategic revenue growth goal and our long-term returns to stockholders through a relative total stockholder return performance measure.

•
Net sales growth target is set at the beginning of the year and achievement against the target is evaluated at the end of the year. In 2015, for any award to be granted, net sales growth had to be at least 4.1 percent on a year-over-year basis

•	A three-year relative total stockholder return performance modifier modifies the award up or down 20 percent based on our performance relative to the S&P 600 Small Cap Index, illustrated as follows:

Illustrative Vesting Schedule for Named Executive Officers’ 2015 Strategic RSU Awards

In 2015, most of our equity awards to our Named Executive Officers were targeted at 50 percent performance restricted stock units and 50 percent strategic restricted stock units. Our Board of Directors believes that the combination of performance and strategic restricted stock units provide strong, explicit links to key value drivers of our business and the value created for our stockholders over the long term.

Performance Metric Alignment with Strategic Objectives

The metrics used in both our short-term and long-term incentive programs were specifically chosen because our Board of Directors and our Compensation and Leadership Development Committee believe that they represent key value drivers of our business, align with our strategic priorities and provide strong links to value creation for our stockholders.

Performance Measures	Use in Incentive Program	Rationale and Link to Strategic Objectives
Qualified Operating Profit	Non-Equity Incentive and Performance RSUs	The Board of Directors believes that sustained operating profit growth over the long run drives growth in the value of our stock

Net Sales Growth	Strategic RSUs	The Board of Directors believes that net sales growth drives managers to develop new products and grow market share

Relative Total Stockholder Return	Strategic RSUs	A relative total stockholder return measure provides an explicit link to the value created for our stockholders

Stockholder Engagement and the Evolution of Our Executive Compensation Program

Over the past two years, the Compensation and Leadership Development Committee has worked to institute changes in our compensation program that further align our incentive programs with our long-term strategic goals and feedback we have received from stockholders. Following our 2014 Annual Meeting of Stockholders, the Compensation and Leadership Development Committee, with the help of its independent compensation consultant, conducted a broad review to assess our compensation program compared it to an identified peer group. Based on this review, the Compensation and Leadership Development Committee determined to make the following changes to the compensation program that are described below, effective for 2015.

Evolution of Chief Executive Officer Compensation Program

The changes made to the Chief Executive Officer compensation program for 2015 included:

•
An increased mix of equity-based compensation: The Compensation and Leadership Development Committee felt that, with a recently appointed Chief Executive Officer and other Named Executive Officers, it was important to increase the level of ownership to further align them with long-term value creation and our stockholders in light of our founder and former Chairman, who was our largest stockholder, no longer being involved in the daily operations of the company. Therefore, they increased the percentage of target compensation earned in equity. The targeted mix of long-term equity-based awards was increased from 40 percent to 48 percent to our Chief Executive Officer and from 28 percent to 44 percent for our Named Executive Officers as a group.

•
Introduced new performance-based equity component to long-term incentive program: Beginning in 2015, our Chief Executive Officer's long-term incentives are comprised of 50 percent Strategic restricted stock units and 50 percent Performance restricted stock units, both of which have a performance element. See “Long-Term Equity Incentive Plan” below.

•
Added relative total stockholder return performance measure to the long-term incentive plan: Strategic restricted stock units are earned based on the achievement of a net sales growth goal and relative TSR performance versus the S&P Small Cap 600 Index.

•
Extended the strategic restricted stock unit performance measurement period: With the addition of a 3-year relative TSR modifier, Strategic restricted stock unit awards are subject to a three-year performance measurement period.

•	Added stock ownership guidelines for our Chief Executive Officer and each of our Named Executive Officers. See "Stock Ownership Guidelines for Named Executive Officers" below.

The following chart illustrates the differences between the 2014 long-term equity incentive plan and the 2015-2016 long-term equity incentive plan:

These changes to our Chief Executive Officer's compensation program were also applied to the compensation of all of our Named Executive Officers, with some exceptions.

Ongoing Commitment to Stockholder Responsiveness

Following our 2015 Annual Meeting, our Board of Directors and our Compensation and Leadership Development Committee conducted broad stockholder outreach effort to seek further feedback on our compensation program and the changes adopted for 2015. The Chairman of our Board of Directors and our Chief Financial Officer engaged, or made an attempt to engage, with stockholders representing approximately 51 percent of our shares outstanding. Feedback received on our compensation program was highly valuable to the Board of Directors and Compensation and Leadership Development Committee as they consider our compensation practices. Key feedback themes from our stockholders during our engagement in the second half of 2015 and early 2016 included:

•	Acknowledgment and support for the compensation changes adopted in 2015.

•	Encouragement for the Committee to continue to evaluate and evolve our executive compensation program in 3 primary ways:

◦	Extend the performance period of our long-term incentives

◦	Identify additional financial metrics to incorporate into the long-term incentive program

◦	Continue to increase the proportion of the long-term incentive component of our Named Executive Officer’s total target compensation

This feedback has been discussed by the members of our Board of Directors and will continue to inform our Compensation and Leadership Development Committee in their ongoing review of our incentive programs to ensure that our practices evolve in a way that is responsive to the feedback we have received from stockholders. Our Compensation and Leadership Development Committee is committed to developing a compensation program that meets the unique nature of our business and reflects the input of our stockholders. While we made several changes to our compensation program for 2015, the Compensation and Leadership Development Committee believes that our program will continue to evolve and is committed to being responsive to the feedback they receive from stockholders.

ANALYSIS

Executive Compensation Philosophy

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit and sales goals and the efficient use of assets. We have followed the same principle philosophy for many years and that experience has continuously reinforced our belief that it successfully drives our financial performance. We believe that our incentive programs align the interests of employees and stockholders, allow us to attract high-performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals. Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special compensation plans exclusively for executive officers. Our Named Executive Officers are at-will employees. We do not have a written employment agreement with any of them, and we generally do not offer any severance benefits. We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value, and we aim to compensate them fairly relative to our achievement of that objective. To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, should compensate them for their own investment of time. Each element of the compensation of our Named Executive Officers and other officers and employees possesses characteristics intended to motivate them in different ways. We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers, other officers and other key employees and to motivate them to achieve results that increase the value of our common stock. The following is an analysis of the basic elements of our compensation program.

Compensation Program Elements

The Compensation and Leadership Development Committee of our Board of Directors believes that, to maintain a sense of unity and fairness, the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees. Our compensation program comprises 3 basic elements:

•	Base salary and payments to defined contribution profit sharing plan

•	Non-equity incentive plan

•	Long-term equity incentive

Salary

Salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term. The Compensation and Leadership Development Committee determines the salaries for all of our Named Executive Officers using historical salary levels for their positions and adjustments for changes in cost of living and responsibilities. A study by our independent compensation consultant, Mercer LLC, in 2014 confirmed that the salaries for our Chief Executive Officer and the other Named Executive Officers were substantially below the 25th percentile. The Compensation and Leadership Development Committee believes that our Chief Executive Officer’s and the other Named Executive Officers’ below median salary levels are appropriate given the other elements of our compensation program. The Compensation and Leadership Development Committee believes that a significant proportion of total compensation should be delivered through our performance-based and strategic incentive programs.

Profit Sharing Trust Contributions

We and our U.S. subsidiaries maintain a defined contribution profit sharing plan for U.S.-based employees, including our Named Executive Officers. An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.  The minimum service requirement is at least 1,000 hours of service and as of December 31, 2015, and the plan had 1,841 participants. Under this plan, our Board of Directors has exclusive discretion to authorize contributions to the plan trust, not including a 3 percent safe-harbor contribution. The plan limits contributions to the plan trust to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Karen Colonias and Brian J. Magstadt, who are our Chief Executive Officer and our Chief Financial Officer, respectively, are trustees of the plan trust and also participate in the plan.  Some of our foreign subsidiaries maintain similar plans for their employees.

We make contributions to the profit sharing trust for our employees, including our Named Executive Officers, in amounts equal to 7 percent of their qualifying salaries or wages, up to the amounts that we were allowed to deduct from income under Internal Revenue Code section 404(a).  We contribute an additional 3 percent of their qualifying salaries or wages each quarter to comply with the safe-harbor rules that govern the plan. The safe-harbor contribution is not forfeitable and is fully vested when the contribution is made. We expect the current contribution rate to continue indefinitely, although the Compensation and Leadership Development Committee has discretion to consider changes to this contribution at any time. In addition, all employees, including our Named Executive Officers, are entitled to proportionate shares of forfeited contributions from employees who terminate their employment before fully vesting in the profit sharing plan. In 2011, we amended the profit sharing trust plan to include a 401(k) feature that allows employees, including our Named Executive Officers, to contribute their own pre-tax earnings in addition to the amount that we contribute to their accounts. The Compensation and Leadership Development Committee views compensation through contribution to employees’ profit sharing plan accounts as serving a similar objective as salaries.

Non-Equity Incentive Plan (Cash Profit Sharing Plans)

The Compensation and Leadership Development Committee believes that consistent achievement of short-term profitability goals is likely to result in long-term growth and, with it, stock price appreciation.  These short-term profitability goals are targeted and measured through our non-equity incentive plan that provides compensation through two cash profit sharing plans, including our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers and our Cash Profit Sharing Plan for other qualified employees. Under our Executive Officer Cash Profit Sharing Plan, we pay quarterly incentive compensation out of the portion of our profits that exceeds a specified return on qualified net assets.  The amounts paid during the year are shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

Both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan are an integral part of our history and we believe that they have been a significant contributing factor in the growth of our business for many years. The Compensation and Leadership Development Committee oversees the Executive Officer Cash Profit Sharing Plan and approves the quarterly amount of the payout that each of our Named Executive Officers may receive. The process is as follows:

Target Setting and Determination of Incentive Compensation

Calculation of Qualified Operating Profit Targets

The Executive Officer Cash Profit Sharing program delivers value to participants based on the portion of qualified operating profit that exceeds a specified return on qualified assets. The Compensation and Leadership Development Committee establishes the threshold profit levels for this plan to ensure stockholders receive a return before any payments are made to employees, including our Named Executive Officers. The Compensation and Leadership Development Committee generally defines the quarterly qualified operating profit goal as:

Income from operations for Simpson Strong-Tie Company Inc.

Plus:    Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs
Impairment of goodwill

Equals:       Qualified operating profit

The adjustments to income from operations are excluded because they are not specifically within our officers’ control. This formula includes items that affect profitability that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and the Compensation and Leadership Development Committee believes this is likely to promote prudent allocation of resources. The Compensation and Leadership Development Committee may exercise discretion in the calculation of qualified operating profits. For example, impairment of goodwill may be included in the qualified operating profit amount for selected Named Executive Officers or other employees of the Company. This discretion was not exercised in 2015.

The Compensation and Leadership Development Committee bases qualifying levels on the value of the net operating assets of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets. We set the qualifying level based on average assets, net of specified liabilities, at quarterly intervals.  We project the qualifying level for the coming year in the budgeting process at the beginning of the year and use it to estimate Executive Officer Cash Profit Sharing in the operating budget. We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:    Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule{1}
Goodwill and indefinite lived intangible assets
Self-insured workers’ compensation reserves

Multiplied by:    Specified return on asset percentage for Simpson Strong-Tie Company Inc.

Equals:        Qualifying level

{1}	The phase-in period for the acquired assets into the average asset base is as follows:

Year 1	0%
Year 2	33%
Year 3	66%
Year 4	100%

We believe this formula includes items that are likely to affect the return on assets that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

Measurement Process for our Executive Officer Cash Profit Sharing Plan

The Compensation and Leadership Development Committee establishes the qualifying level of qualified operating profit, based on the above calculations. Once the qualifying level is achieved, the portion of the qualified operating profit in excess of the qualifying level is paid to employees and Named Executive Officers through our cash profit sharing plans. If the qualified operating profit realized falls short of the qualifying level, no compensation is paid. The following chart illustrates this process:

Individual Cash Profit Sharing Goal Setting

The Compensation and Leadership Development Committee bases individual percentages of participation in cash profit sharing payments on job function for our Named Executive Officers.  Management sets the individual percentages for participants in our Cash Profit Sharing Plan. The Compensation and Leadership Development Committee generally may give higher participation percentages to those with more responsibility.  For example, our Chief Executive Officer receives a higher percentage of the available pool than our other officers.  The Compensation and Leadership Development Committee has discretion to increase, reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but did not exercise this discretion with respect to amounts awarded to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan during 2015.  The percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.  We do not guarantee any minimum payments to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan.  We believe that our Executive Officer Cash Profit Sharing Plan motivates our Named Executive Officers to maximize the use of our assets as well as our short-term profits and rewards them when those profits are realized.  With occasional adjustments that the Compensation and Leadership Development Committee felt were warranted, we have implemented this program for many years, and we believe it has contributed substantially to our success.

In 2015, the Compensation and Leadership Development Committee did not specifically target or benchmark the amount of short-term incentive compensation to be paid to our Named Executive Officers to any particular percentile or level within the prior benchmarking studies.

Targets for Our 2016 Executive Officer Cash Profit Sharing Plan

Based on our qualified operating profit target for each of the 4 quarters of 2016, our officers may receive a payout after our quarterly earnings are announced to the public.  If the qualified operating profit is lower or higher than the targeted qualified operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the qualified operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2016, the annual targeted operating profit, projected qualifying level and targeted payouts for each of the following executive officers are as follows:

	Estimated for the Year Ended December 31, 2016
	Targeted Operating Profit	Projected Qualifying Level	Targeted Payout{1}
Karen Colonias	$152,406,000	$75,780,000	$1,697,000

Brian J. Magstadt	152,406,000	75,780,000	499,000

Roger Dankel	152,406,000	75,780,000	470,000

Ricardo M. Arevalo	152,406,000	75,780,000	470,000

Jeffrey E. Mackenzie	152,406,000	75,780,000	331,000

{1}	Amounts expected to be paid for the full year of 2016 if operating profit target established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Achievements and Awards for Our 2015 Executive Officer Cash Profit Sharing Plan

For 2015, the qualified operating profit targets, the qualifying level and the targeted payout that we presented in our reports on Form 8-K, filed with the Securities and Exchange Commission on December 11, 2014, and March 2, 2015, are reprinted below, along with the actual qualified operating profit, actual qualifying level and amounts that our Named Executive Officers earned for the full year of 2015.

	Targeted			Actual
	Operating	Qualifying		Operating	Qualifying
	Profit	Level	Payout{1}	Profit	Level	Payout
Karen Colonias	$145,349,000	$70,271,000	$1,609,000	$161,260,000	$70,362,000	$2,030,656

Brian J. Magstadt	145,349,000	70,271,000	442,000	161,260,000	70,362,000	557,798

Roger Dankel	145,349,000	70,271,000	416,000	161,260,000	70,362,000	524,835

Ricardo M. Arevalo	145,349,000	70,271,000	416,000	161,260,000	70,362,000	524,835

Jeffrey E. Mackenzie	145,349,000	70,271,000	293,000	161,260,000	70,362,000	369,444

{1}
Amounts were expected to be paid for the full year of 2015 if qualified operating profit levels established at the beginning of the year were met and qualifying levels were as projected at the beginning of the year.

The actual payout in the table above was the sum of the payouts for each of the quarters during the year in which payments under the Executive Officer Cash Profit Sharing Plan were made to the Named Executive Officers.  The basis for the calculations for the Named Executive Officers was as follows:

	Actual	Actual	Company	Branch Level
	Operating	Qualifying	Qualifying	Pool Shared
Quarter	Profit	Level	Income	with Home Office
First	$28,186,000	$16,099,000	$12,087,000	$79,000
Second	51,222,000	18,474,000	32,748,000	147,000
Third	49,358,000	18,406,000	30,952,000	140,000
Fourth	32,494,000	17,383,000	15,111,000	92,000
	161,260,000	70,362,000	90,898,000	458,000

The payouts for each of the Named Executive Officers for the 4 quarters of 2015 was computed as follows:

	Share of NEO	NEO	Share of Qualifying	Share of Branch Level	Adjustments	Total
Quarter	Pool (%)	Pool (%)	Income{1}	Pool{2}	{3}	Award
Karen Colonias
First	1.9788%	3.9051%	$239,172	$40,030	$48	$279,250
Second	1.9788%	3.9051%	648,001	74,486	(243)	722,244
Third	1.9788%	3.9051%	612,463	70,939	(37)	683,365
Fourth	1.9788%	3.9051%	299,009	46,617	171	345,797
						$2,030,656
Brian J. Magstadt
First	0.5435%	3.9051%	$65,698	$10,996	$13	$76,707
Second	0.5435%	3.9051%	177,998	20,460	(66)	198,392
Third	0.5435%	3.9051%	168,237	19,486	(10)	187,713
Fourth	0.5435%	3.9051%	82,134	12,805	47	94,986
						$557,798
Roger Dankel
First	0.5114%	3.9051%	$61,815	$10,346	$13	$72,174
Second	0.5114%	3.9051%	167,480	19,251	(63)	186,668
Third	0.5114%	3.9051%	158,295	18,335	(10)	176,620
Fourth	0.5114%	3.9051%	77,281	12,048	44	89,373
						$524,835
Ricardo M. Arevalo
First	0.5114%	3.9051%	$61,815	$10,346	$13	$72,174
Second	0.5114%	3.9051%	167,480	19,251	(63)	186,668
Third	0.5114%	3.9051%	158,295	18,335	(10)	176,620
Fourth	0.5114%	3.9051%	77,281	12,048	44	89,373
						$524,835
Jeffrey E. Mackenzie
First	0.3600%	3.9051%	$43,513	$7,283	$9	$50,805
Second	0.3600%	3.9051%	117,893	13,551	(44)	131,400
Third	0.3600%	3.9051%	111,427	12,906	(6)	124,327
Fourth	0.3600%	3.9051%	54,400	8,481	31	62,912
						$369,444

{1}	Amount is calculated as the Share of NEO Pool (%) multiplied by the Company Qualifying Income.

{2}	Amount is calculated as the quotient of the Share of NEO Pool (%) divided by NEO Pool (%), multiplied by the Branch Level Pool Shared with Home Office.

{3}	Amount represents rounding differences between the amounts used in the actual calculations and the amount calculated using the rounded amounts presented in the tables above.

We compute the Qualifying Income, if any, as the difference between the Actual Operating Profit and the Actual Qualifying Level.  Qualifying Income is the basis for the computation of amounts available to be distributed under both our Cash Profit Sharing Plan and our Executive Officer Cash Profit Sharing Plan.  In 2015, we computed the profit sharing pool for the Named Executive Officers as 3.9051 percent of the Qualifying Income.

Based on historical information about the profitability of each of the operating units, the Compensation and Leadership Development Committee of our Board of Directors approves this percentage so that it corresponds to the effort put forth and the results achieved by the participants.  The Compensation and Leadership Development Committee may adjust the percentage from time to time so that the program will continue to create equitable results for all participants, including our Named Executive Officers.  A portion of the profit sharing pool from the branch level operating units is shared with home office employees, including the Named Executive Officers, in consideration for their contributions to the success of the branch level operating units.  We add this amount to the computed Named Executive Officer profit sharing pool to determine the amount available to be paid to our Named Executive Officers.  The amounts of the branch level profit sharing pool that were included in the Named Executive Officer Profit Sharing Pool were $79 thousand, $147 thousand, $140 thousand and $92 thousand for the four quarters of 2015, respectively. We then allocate the Named Executive Officer profit sharing pool among the Named Executive Officers that participate in percentages approved by the Compensation and Leadership Development Committee at the beginning of the year.  The participation by each Named Executive Officer is based on the officer’s level of responsibility and contribution to the success of the operating unit. Unless the composition or responsibilities of the Named Executive Officers change, the participation rates generally do not change substantially from year to year, although the Compensation and Leadership Development Committee has discretion to make changes that it considers appropriate.

Other Considerations of Our Executive Officer Cash Profit Sharing Plan

Our Executive Officer Cash Profit Sharing Plan is intended to comply with Internal Revenue Code section 162(m) and the related regulations and interpretations.  For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 30 years.  The total awards to any participating officer under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000.  In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan.  Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts we pay to participating officers under our Executive Officer Cash Profit Sharing Plan.  In 2015, only payments to our President and Chief Executive Officer exceeded $1,000,000 under our Executive Officer Cash Profit Sharing Plan.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation and Leadership Development Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

We maintain our Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  Because it excludes our most highly compensated employees, the Cash Profit Sharing Plan is not covered by Internal Revenue Code section 162(m), and we believe that compensation paid under it is tax deductible.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation and Leadership Development Committee reviews and approves a qualifying level for the coming fiscal year for Simpson Strong-Tie Company Inc. and its qualifying branches.  The qualifying level equals the value of the net operating assets, as defined by the Compensation and Leadership Development Committee, of Simpson Strong-Tie Company Inc. or its respective branches, multiplied by a rate of return on those assets, as determined by the Compensation and Leadership Development Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine, and the Compensation and Leadership Development Committee reviews and approves, the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our

Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $29.6 million in 2015, $28.0 million in 2014 and $22.8 million in 2013.

Long-Term Equity Incentive Plan

The Compensation and Leadership Development Committee believes equity-based awards motivate our key employees to pursue long-term stock price appreciation. Our long-term incentive program is entirely equity-based and is delivered in two forms:

1.	Performance restricted stock units. Rewards achievement of both financial (qualified operating profit) and stock price performance

2.
Strategic restricted stock units. Rewards achievement of both financial performance (revenue growth) and long-term returns to stockholders (three-year relative total stockholder return) as well as stock price performance

In 2015, the Compensation and Leadership Development Committee increased the proportion of equity-based compensation to total compensation for our Chief Executive Officer and for each of our other Named Executive Officers.

Performance Restricted Stock Units

We believe that our performance restricted stock units align the interests of our Named Executive Officers with the interests of our stockholders because awards based on our financial performance only realize additional value when our stock price increases. We make an annual award to our Named Executive Officers only when we meet our profitability goal for Simpson Strong-Tie Company Inc. for the preceding year.

We believe that because our program requires achieving an annual profitability goal to receive an equity-based compensation award and, for participants to realize substantial value, sustained effort as the restrictions on restricted stock unit awards lapse.  In addition, rather than making a single large award, our program generally awards equity-based compensation in smaller annual increments, only for years when we meet our profitability goals.

We established the principal terms of the long-term equity incentive plan awards when we adopted the amended and restated 2011 Incentive Plan (and its predecessor plan, the 1994 Stock Option Plan), and we have generally applied them consistently since then.  Each restricted stock unit award is valued at the closing price on the New York Stock Exchange on the day before the Compensation and Leadership Development Committee approves the award.  Restrictions on restricted stock unit awards, including those made to Named Executive Officers, generally lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award, except those awarded 2013, 2014 and 2015 to Karen Colonias and Brian J. Magstadt and those awarded in 2015 to Roger Dankel and Ricardo M. Arevalo, which lapse 75 percent on the third anniversary of the award date and 25 percent on the fourth anniversary of the award date.  In 2016, we awarded additional restricted stock units to our Named Executive Officers which lapse 100 percent on the third anniversary of the date of the award and modified by a total stockholder return multiplier up or down by up to 20 percent based on our relative performance in the S&P Small Cap 600 Index measured from January 1, 2016, through December 31, 2018. The amended and restated 2011 Incentive Plan has been designed to qualify under Internal Revenue Code section 162(m).

Restrictions on our performance restricted stock units for every participating employee, including a Named Executive Officer, lapse with respect to all underlying shares if the employee dies, becomes disabled, or retires after reaching retirement age; or in the event of a change in control or asset disposition accompanied by loss of employment or a substantial change in compensation and benefits. For restricted stock units awarded through February 2015, the retirement age is 60 years old and for the awards of restricted stock units awarded in February 2016, the retirement age is 65 years old. We believe that employees who have made substantial contributions during their careers should not lose the value that they have earned on their stock-based awards on their death, disability or retirement. We also believe that it is appropriate, on loss of employment or substantial change in compensation and benefits that result from a change in control or asset disposition, to accelerate the lapse of restrictions on restricted stock units, because we do not afford other significant termination benefits to our employees.

If we achieve our qualified operating profit goals for 2016, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions, self-insured workers’ compensation costs and impairment of goodwill, we anticipate awarding restricted stock units to the following executive officers for the following numbers of shares of our common stock:

	Operating Profit Goal	Restricted Stock Unit Award
Karen Colonias	$152,406,000	24,900 shares

Brian J. Magstadt	152,406,000	10,375 shares

Roger Dankel	152,406,000	7,260 shares

Ricardo M. Arevalo	152,406,000	7,260 shares

Jeffrey E. Mackenzie	152,406,000	1,720 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

We believe our formula for computing the qualified operating profit goals includes items that are likely to affect profitability and that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

Restrictions on any restricted stock units awarded for achieving the operating profit goal will lapse 25 percent on the award date and 25 percent on each of the first, second and third anniversaries of the date of the award (subject to provisions of the amended and restated 2011 Incentive Plan relating to retirement, at an age that is determined by the Compensation and Leadership Development Committee, or a change in control and a substantial change in the terms of employment).

Strategic Restricted Stock Units

In order to introduce a longer term component of compensation for our Named Executive Officers, the Compensation and Leadership Development Committee of our Board of Directors has also approved additional restricted stock unit awards for 2016. These awards will be based on growth in net sales in excess of our 2015 net sales and give our Named Executive Officers the opportunity to earn between half of the targeted restricted stock unit award and twice the targeted restricted stock unit award, depending on a linear function of company-wide sales growth between 4.1% and 8.3% above our 2015 net sales. The effects of acquisitions and divestitures, if any, are excluded from the determination of growth in net sales. The minimum threshold and maximum number of restricted stock units is as follows:

	Target	Minimum Threshold	Maximum
			Restricted Stock
	Restricted Stock	Restricted Stock	Units (at or
	Units (at 5.5% Net	Units (at 4.1% Net	above 8.3% Net
	Sales Growth)	Sales Growth){1}	Sales Growth)
Karen Colonias	24,900	12,450	49,800
Brian J. Magstadt	10,375	5,187	20,750
Roger Dankel	7,260	3,630	14,520
Ricardo Arevalo	7,260	3,630	14,520
Jeffrey E. Mackenzie	2,290	1,145	4,580

{1}	No restricted stock units will be awarded if net sales growth is below 4.1%.

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving at least the minimum sales goal will be modified by a total stockholder return multiplier up or down by up to 20 percent based on our relative performance in the S&P Small Cap 600 Index measured from January 1, 2017, through December 31, 2019. If our total return ranks at or above the 85th percentile (with a ranking in the top 90 companies) in the index, each of our Named Executive Officers will vest with respect to 120 percent of the restricted stock units earned on the sales growth goal and if our total return ranks at or below the bottom 40th percentile (with a ranking below the top 360 companies) in the index, each of our Named Executive Officers will vest with respect to 80 percent of the restricted stock units earned on the sales growth goal. If our total return falls between the 40th percentile and the 50th percentile (with a ranking from the 301st company to the 360th company in the index) each of our Named Executive Officers will vest with respect to between 80 percent and 100 percent of the restricted stock units earned on the sales growth goal depending on a linear function of our rank in the index. If our total return falls between the 50th percentile and the 85th percentile (with a ranking from the 91st company to the 300th company in the index) each of our Named Executive Officers will vest with respect to between 100 percent and 120 percent of the restricted stock units earned on the sales growth goal depending on a linear function of our rank in the index. A graphical representation of the total stockholder return modifier is as follows:

Restrictions on any restricted stock units awarded under the net sales growth goal will lapse 100 percent on the third anniversary of the date of the award. Similar to performance restricted stock units, restrictions on our strategic restricted stock units for every participating employee, including a Named Executive Officer, lapse with respect to all underlying shares if the employee dies, becomes disabled, or retires after reaching retirement age; or in the event of a change in control or asset disposition accompanied by loss of employment or a substantial change in compensation and benefits.

Therefore, if the Company exceeds the qualified operating profit goal, reaches or exceeds the maximum net sales growth goal and ranks in the top 90 companies in the S&P Small Cap 600 Index, the maximum potential restricted stock units awarded to each of the Named Executive Officers would be as follows:

	Maximum Potential Restricted Stock Unit Awards
	Operating	Net Sales	TSR
	Profit Goal	Growth Goal	Multiplier	Total
Karen Colonias	24,900	49,800	9,960	84,660
Brian J. Magstadt	10,375	20,750	4,150	35,275
Roger Dankel	7,260	14,520	2,904	24,684
Ricardo M. Arevalo	7,260	14,520	2,904	24,684
Jeffrey E. Mackenzie	1,720	4,580	916	7,216

In 2015, our Board of Directors approved and adopted the amended and restated 2011 Incentive Plan and our stockholders approved it at our Annual Meeting of Stockholders in April 2015.  We may not issue more than 16.32 million shares of common stock (including 10.7 million shares already issued as of December 31, 2015) pursuant to all awards granted under our amended and restated 2011 Incentive Plan or its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan.  Common stock sold on conversion of restricted stock units or on the exercise of stock options granted under the amended and restated 2011 Incentive Plan, or its predecessor plans, may be previously unissued shares or reacquired shares, bought on the market or otherwise.

Restricted Stock Unit Awarded in 2016

In February 2016, we awarded restricted stock units under our amended and restated 2011 Incentive Plan for 431,439 shares of our common stock pursuant to commitments related to the preceding fiscal year.  These restricted stock units are valued according to the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting awarding these restricted stock units.  Restrictions on 315,675 of these restricted stock units lapse one fourth on each of the date of the award and the first, second and third anniversaries of the date of the award and restrictions on 115,764 of these restricted stock units lapse fully on the third anniversary of the date of the award. The following table details the awards of restricted stock units to our Named Executive Officers:

	Performance	Strategic	Total
	Restricted	Restricted	Restricted
	Stock Units{1}	Stock Units{2}	Stock Units{3}
Karen Colonias	27,250	33,552	60,802
Brian J. Magstadt	11,350	13,980	25,330
Roger Dankel	7,950	9,792	17,742
Ricardo Arevalo	7,950	9,792	17,742
Jeffrey E. Mackenzie	1,720	3,264	4,984
Total	56,220	70,380	126,600

{1}	Restrictions on these restricted stock units lapse one fourth on each of the date of the award and the first, second and third anniversaries of the date of the award.

{2}	Restrictions on these restricted stock units lapse fully on the third anniversary of the date of the award.

{3}
Restrictions on these restricted stock units also lapse with respect to all underlying shares if the the Named Executive Officer dies, becomes disabled, or retires after reaching retirement age; or in the event of a change in control or asset disposition accompanied by loss of employment or a substantial change in compensation and benefits.

Other Equity Award Considerations

The Compensation and Leadership Development Committee targets long-term equity incentive plan awards to all employees, including our Named Executive Officers, to total less than 1.0 percent of the outstanding shares of our outstanding common stock each year.  This range is a general guideline that the Compensation and Leadership Development Committee believes should avoid undue dilution of our stockholders’ investment. In 2016, we awarded 431,439 restricted stock units out of a possible 604,805 restricted stock units that the Compensation and Leadership Development Committee had approved for operating profit performance and strategic goals during 2015. This represents about 0.9 percent of our outstanding shares of common stock.  Our Chief Executive Officer and the other Named Executive Officers all met their operating profit goals for 2015, and we granted to them 56,220 restricted stock units in 2016.  We achieved 5.6 percent growth in net sales for 2015 as compared to 2014, and accordingly, our Named Executive Officers were awarded 102 percent of the targeted number of restricted stock units. Karen Colonias, Brian J. Magstadt, Roger Dankel, Ricardo M. Arevalo and Jeffrey E. Mackenzie received 33,552, 13,980, 9,792, 9,792 and 3,264, respectively, restricted stock units. The Compensation and Leadership Development Committee has approved a number of shares for restricted stock unit awards for 2016 equal to approximately 0.89 percent of the outstanding shares of our common stock if we achieve our operating profit and targeted strategic goals.  If we achieve our operating profit and maximum strategic goals, the total possible number of shares for restricted stock unit awards would equal approximately 1.11 percent of the outstanding shares of our common stock. If we achieve our operating profit and maximum strategic goals for 2016, we anticipate awarding, in early 2017, 534,836 restricted stock units under our amended and restated 2011 Incentive Plan, including 176,519 to be awarded to Named Executive Officers. These amounts assume the application of the maximum total stockholder return multiplier of 1.2 for our Named Executive Officers and certain other employees.

The Compensation and Leadership Development Committee determines the number of restricted stock units that we may award to each of our officers based on several factors, including position, length of service, potential contribution and the benchmarking study performed by Mercer LLC in 2014. The Compensation and Leadership Development Committee uses these and other factors that it considers relevant in particular cases, with the objective of making each employee’s award commensurate with the employee’s contribution.  Except for the benchmarking levels, these judgments are largely subjective, and the factors are not weighted in any particular way. The Compensation and Leadership Development Committee begins by setting the basic level of participation for most participants, including the Named Executive Officers, and the goal for that level of participation is the Company-wide operating profit goal. Some participants have the opportunity to earn additional awards. The number of shares for these additional awards varies among participants, but the Compensation and Leadership Development Committee’s goal for each participant is an equitable award that will align the participant’s incentive with the value to the Company of his or her performance. The Compensation and Leadership Development Committee intends equity-based awards to reward performance with compensation that is closely aligned with the future performance of our common stock.

Compensation-Setting Process

The Compensation and Leadership Development Committee does not delegate its duties of determining executive officer compensation.  Our officers do, however, participate in our annual budgeting process, which forms the basis for the Compensation and Leadership Development Committee’s determination of qualified operating profit goals used for our cash profit sharing plans and whether we make certain long-term equity incentive plan awards.  Our Board of Directors reviews and approves the annual budget, and our Compensation and Leadership Development Committee approves both quarterly cash payouts to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan and equity-based awards to our Named Executive Officers under our amended and restated 2011 Incentive Plan.

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit and cost centers.  Our senior managers, including our Named Executive Officers, review the proposed budgets, adjust these budgets as they consider appropriate, and present the budgets to our Board of Directors. Our Board of Directors then reviews and approves a budget that it considers appropriate for each profit and cost center and the company as a whole.  Based on the approved budgets, the Compensation and Leadership Development Committee determines:

•
the return on asset goals for the coming year, on which the Compensation and Leadership Development Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan;

•	the qualified operating profit goals for the coming year, on which the Compensation and Leadership Development Committee bases equity awards under our amended and restated 2011 Incentive Plan; and

•
the basis for strategic goals for the coming year, which the Compensation and Leadership Development Committee uses in determining additional equity awards under our amended and restated 2011 Incentive Plan for participating employees who can help us achieve our strategic initiatives, including Named Executive Officers.

Our Named Executive Officers are subject to the same standards as our other officers and employees for purposes of long-term equity incentive awards under our amended and restated 2011 Incentive Plan and payments under our Executive Officer Cash Profit Sharing Plan.  With the few exceptions noted in the Summary Compensation Table, we generally do not have special programs for our Named Executive Officers.  Our Board of Directors and its Compensation and Leadership Development Committee aim to design the goals to be achievable, but only with considerable effort, effort the Compensation and Leadership Development Committee believes will promote the growth and profitability of our business.  Although the goals are based on the approved budgets, both the budgeting process and the setting of the goals involve subjective judgments of our Board of Directors and its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee, according to its guidelines, has discretion to increase or decrease long-term equity incentive plan awards based on factors that it deems relevant.  For example, the Compensation and Leadership Development Committee may award additional equity-based compensation to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation and Leadership Development Committee also has discretion to award equity-based compensation when the relevant goal is not achieved, but has never done so with respect to a Named Executive Officer.

Role of Compensation Consultants

The Compensation and Leadership Development Committee has and expects to continue to engage independent advisers from time to time to assist in carrying out its responsibilities. Since 2014, the Compensation and Leadership Development Committee has engaged Mercer LLC as its compensation consultant. The engagement examined compensation of both Named Executive Officers and outside Directors and the instructions given to Mercer LLC with respect to the performance of its duties under the engagement by the Compensation and Leadership Development Committee included a number of major elements:

•	identify an updated industry peer group,

•	assess the competitiveness of our compensation program as compared to the selected industry peer group,

•	recommend changes to our long-term incentive program,

•	evaluate our director compensation, and

•	propose stock ownership guidelines for our Named Executive Officers and our Directors.

The Compensation and Leadership Development Committee met with Mercer LLC, reviewed its analysis with our officers and considered its recommendations. Mercer LLC recommended changes to our equity based compensation as a means to provide incentives beyond one year. Consistent with Mercer LLC's recommendations, the Compensation and Leadership Development Committee revised our long-term incentive program to give selected employees, including each of our Named Executive Officers, additional incentives to achieve our strategic objectives. This revision bifurcated future long-term equity incentive plan awards into awards of restricted stock units, some of which are based on achieving qualified operating profit goals and some of which are based on achieving annual sales growth goals. See "Stockholder Engagement and the Evolution of our Executive Compensation Program" above.

Comparative Market Information

Mercer LLC developed a methodology to identify an updated group of industry peers to compare and evaluate our Named Executive Officer compensation, with a particular focus on the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer roles. Using the Standard & Poor's Research Insight Database of approximately 10,000 companies, Mercer LLC narrowed the group of potential peers by including only those with 2013 revenues between $400 million and $1.9 billion. This is approximately one half to 3 times the 2013 revenue of Simpson Manufacturing Co., Inc. The scope of potential peers was further reduced to include only those companies which were in the Building Products or the Construction Material industries. This resulted in the following 14 industry peer companies, sorted by 2013 revenues:

	2013	2013	Employee
	Revenue (000s)	Assets (000s)	Count
Insteel Industries, Inc.	409,000	257,000	847
Patrick Industries, Inc.	595,000	174,000	2,387
U.S. Concrete, Inc.	615,000	414,000	1,786
Headwaters Incorporated	703,000	724,000	2,355
Simpson Manufacturing Co., Inc.	705,000	957,000	2,295
American Woodmark Corp.	727,000	330,000	4,916
Apogee Enterprises, Inc.	771,000	565,000	4,266
Gibraltar Industries, Inc.	828,000	894,000	2,274
Eagle Materials Corp.	898,000	1,512,000	1,800
Quanex Building Products Corp.	953,000	572,000	2,565
Ply Gem Holdings, Inc.	1,366,000	1,042,000	6,390
NCI Building Systems, Inc.	1,308,000	780,000	4,484
Builders FirstSource, Inc.	1,490,000	516,000	3,330
Masonite International Corp.	1,731,000	1,591,000	9,600
Griffon Corporation	1,871,000	1,789,000	5,400

Data gathered on the peer group included salary, bonus, total cash compensation, long-term incentives and total direct compensation paid in 2013. Based on this information, Mercer LLC determined that (1) the base salary for each of our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer was below the 25th percentile compared to our peer group, and (2) the short-term incentive compensation and total cash compensation for our Chief Executive Officer and our Chief Financial Officer was above the 75th percentile compared to our peer group, while the short-term incentive compensation and total cash compensation for our Chief Operating Officer was above the median compared to our peer group. Long-term incentives varied by role, with our Chief Executive Officer's compensation below the median, our Chief Financial Officer's compensation exceeding the 75th percentile and our Chief Operating Officer's compensation below the 25th percentile, each as compared to our peer group. Finally, total direct compensation for both our Chief Executive Officer and our Chief Financial Officer was above the 75th percentile compared to our peer group while total direct compensation for our Chief Operating Officer compensation below the 25th percentile compared to our peer group.

Other Compensation Considerations and Practices

Timing of Stock Option Grants and Restricted Stock Unit Awards

The Compensation and Leadership Development Committee approves the number of shares to be awarded under our amended and restated 2011 Incentive Plan and the general terms of the awards on achieving the profitability and strategic goals set at the beginning of the year.  The only variable that remains after the end of the year is the determination whether we have achieved our goals.  The Compensation and Leadership Development Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete.  The Compensation and Leadership Development Committee ordinarily meets to finalize the equity incentive awards within a few days of announcing our financial results for the year.  The Compensation and Leadership Development Committee values such awards according to the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day before the meeting, which may or may not be the day of the announcement.  In 2016, the Compensation and Leadership Development Committee awarded a total of 431,439 restricted stock units and established the value of these awards according to the closing price on January 29, 2016, which was 4 business days before the announcement of our fourth quarter 2015 earnings on February 4, 2016.  We have followed this practice for all long-term equity incentive plan awards under our amended and restated 2011 Incentive Plan (or its predecessor plan, the 1994 Stock Option Plan), not just for awards made to our officers.  We generally award equity-based compensation only once each year and do not ordinarily make awards at other times, such as when employees are newly hired or promoted, although the Compensation and Leadership Development Committee has the discretion to do so.

Wealth Accumulation

Our compensation programs for our Named Executive Officers, as well as other high-performing employees, are predominately based on quarterly and annual operating results.  We believe that we should award above-average compensation for above-average performance and that we should closely tie the reward to that performance.  As a result, we believe our compensation structure allows high-performing employees the opportunity to accumulate wealth for themselves, while creating value for our stockholders. The Compensation and Leadership Development Committee reviews and approves potential equity awards on an annual basis, and the awards are based on meeting operating profit or strategic goals before they are awarded. This allows the Compensation and Leadership Development Committee to assess whether an individual is performing above or below a level at which his or her potential award should be adjusted. For example, when an employee is promoted into a key role, we may give the employee an opportunity to earn an equity-based compensation award for a substantial number of shares if the employee meets his or her operating goals.  The Compensation and Leadership Development Committee may set a limit for these employees that, when reached, are removed from their annual award targets. The Compensation and Leadership Development Committee believes that this approach balances appropriate incentive for selected key employees to continue to perform at a high level, against avoiding excessive accumulation of long-term equity incentive plan awards by reducing the number of shares available for awards after the employee reaches an amount that the Compensation and Leadership Development Committee judges to be appropriate.

Stock Ownership Guidelines for Named Executive Officers

In February 2015, the Compensation and Leadership Development Committee imposed robust stock ownership guidelines for each of its Named Executive Officers to specifically strengthen alignment of management and stockholder interests. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each Named Executive Officer has until the year 2020 to comply with these guidelines. Jeffrey E. Mackenzie is currently the only Named Executive Officer who has met our new stock ownership guidelines. The guideline for stock ownership for each of our Named Executive Officers is as follows:

Stock
Ownership
Guideline
Karen Colonias	$3,000,000
Brian J. Magstadt	700,000
Roger Dankel	700,000
Ricardo Arevalo	700,000
Jeffrey E. Mackenzie	150,000

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our amended and restated 2011 Incentive Plan.  The Compensation and Leadership Development Committee reviews and approves the number of shares we award, as well as the period of service.  The Compensation and Leadership Development Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that we award in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  The Compensation and Leadership Development Committee must approve the awards each year and may terminate the plan at any time.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

Frequency of the Advisory Vote on Named Executive Officer Compensation

Our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers allows our stockholders to provide timely, direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year.  Our Board of Directors continues to believe that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on the compensation of our Named Executive Officers and other corporate governance matters.

Material Risk Considerations of Compensation Policies

We face various types of risk daily, including market risk, credit risk and currency risk, as well as general business risk. Our compensation programs look at longer time frames from one quarter to one year and beyond one year. Therefore, we do not feel that they expose us to undue risk-taking. To compete in and expand our markets, however, some risk is unavoidable and in some cases desirable and appropriate.

While our compensation programs reward our employees for time spent at work and for the achievement of specific performance objectives, we also consider how and to what extent these programs encourage risk-taking. We believe that our cash profit sharing and equity-based incentive plans promote a measured approach to areas of risk that we face as an organization. While the objectives of the plans are to achieve and increase our profitability, we believe they also encourage sound financial management and the safeguarding of our assets. In addition, we believe our compensation programs promote a sense of unity and cooperation among all of our employees, not just our executive officers, affording less opportunity and incentive for an individual employee to take undue risk in an attempt to increase his or her own compensation at the expense of the long-term health of Simpson Manufacturing Co., Inc.

Through our cash profit sharing incentive plans, employees are encouraged to maximize quarterly profits by increasing revenues and reducing costs while utilizing an appropriate level of assets. Compensation under these plans is paid on a quarterly basis, regardless of our performance in a later quarter. While the quarterly time horizon could potentially create opportunities for employees to maximize income in one quarter at the expense of a future quarter, we feel that this risk is balanced in the longer-term aspects of the cash profit sharing plan, as it is an ongoing program and income shifted from one quarter to another would not likely increase total bonus payments over time. It is also mitigated in the use of the qualifying level component of the program, which rewards prudent stewardship of assets and sound allocation of resources. This effect is further balanced by our equity-based incentive plan, which requires profitability goals to be met for a full year before we award equity-based compensation, and then the stock options or restricted stock units generally vest over a period of years thereafter. The value of an equity-based compensation award also is affected by appreciation of the market price of our common stock over time. Any attempt to maximize short-term profits at the expense of long-term financial health would work against our employees’ incentive to maximize their compensation.

SUMMARY COMPENSATION TABLE

The table below provides information on compensation for the 3 years ended December 31, 2015, for our Named Executive Officers - our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers. The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

				Restricted Stock Unit	Non-Equity Incentive Plan		All Other
Name and				Awards	Compensation		Compensation
Principal Position	Year	Salary($)		($){1}	($){2}		($){3}		Total($)
Karen Colonias,	2015	360,500		654,698	1,872,719		27,044	{4}	2,914,961
Our President and	2014	350,000		715,896	1,954,462		26,808	{4}	3,047,166
Chief Executive	2013	350,000		745,723	1,437,562		26,264	{4}	2,559,549
Officer

Brian J. Magstadt,	2015	250,637		271,095	514,415		26,580	{5}	1,062,727
Our Chief Financial	2014	243,337		296,464	536,869		24,634	{5}	1,101,304
Officer and Secretary	2013	231,751		186,551	394,299		23,384	{5}	835,985

Roger Dankel	2015	216,300	{6}	110,569	484,016	{6}	64,274	{6}	875,159
Our President of North	2014	166,455	{6}	37,490	372,683	{6}	34,630	{6}	611,258
American Sales of Simpson
Simpson Strong-Tie
Company Inc.

Ricardo M. Arevalo	2015	216,300	{7}	110,569	484,016	{7}	68,375	{7}	879,260
Our Chief Operating Officer	2014	191,276	{7}	229,015	340,943	{7}	117,171	{7}	878,405
of Simpson Strong-Tie
Company Inc.

Jeffrey E. Mackenzie,	2015	187,285		54,696	340,710		22,144	{8}	604,835
Our Vice President	2014	181,830		56,072	355,582		19,228	{8}	612,712
	2013	176,534		365,622	261,540		18,680	{8}	822,376

{1}
We determined the value of restricted stock unit awards by multiplying the number of restricted stock units by the fair value per share as of the award date. The restricted stock was valued using the market price of the shares on the award date in accordance with Accounting Standards Codification Topic 718 “Compensation - Stock Compensation.” The restricted stock units awarded in 2015 were awarded on February 2, 2015, and were valued at $31.80, the closing stock price on January 30, 2015. The restricted stock units awarded in 2014 were awarded on February 3, 2014, and were valued at $32.60, the closing stock price on January 31, 2014. The restricted stock units awarded in 2013 were awarded on February 6, 2013, and were valued at $31.96, the closing stock price on February 5, 2013.

Vesting of all unvested restricted stock units is accelerated in the event of a change in control. See “Grants of Plan-Based Awards” below.

{2}
Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in 1 quarter and paid in the following quarter. The amount in this column represents all cash paid during the specified years under our Executive Officer Cash Profit Sharing Plan. No amounts are deferred or payable by their terms at a later date. See “Executive Compensation - Compensation Discussion and Analysis, - Non-Equity Incentive Plan (Executive Officer Cash Profit Sharing Plan)” above.

{3}
For 2015, 2014 and 2013, each amount includes a contribution to the officer’s profit sharing trust account of an amount equal to 7 percent of the officer’s salary earned in the preceding year, up to the annual qualified contribution limits of $18,550, $18,200 and $17,850 for 2015, 2014 and 2013, respectively, per account, plus a share of funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance. Each amount also includes a contribution equal to 3 percent of the officer’s salary, up to the annual qualified contribution limits of $7,950, $7,800 and $7,650 for 2015, 2014 and 2013, respectively, per account, made quarterly in each year after the close of the quarter in which it is earned. This contribution is made to comply with the safe-harbor rules that govern the plan. The contribution earned in the last quarter of 2014, 2013 and 2012 and the first 3 quarters in 2015, 2014 and 2013 is included in the amounts shown for 2015, 2014 and 2013, respectively.

{4}	All Other Compensation ($) includes:

	2015	2014	2013
Profit sharing trust contribution and forfeitures	$27,044	$26,308	$26,264
Charitable gift matching contributions	—	500	—

{5}     All Other Compensation ($) includes:

	2015	2014	2013
Profit sharing trust contribution and forfeitures	$25,580	$24,034	$23,384
Charitable gift matching contributions	1,000	600	—

{6}
Mr. Dankel was promoted to President of North American Sales of Simpson Strong-Tie Company Inc. in July 2014. His salary was increased to $210,000 per year beginning on July 1, 2014. His participation rate in our Executive Officer Cash Profit Sharing Plan and his potential awards of restricted stock units were also increased as of that date. See "Compensation Discussion and Analysis — Non-Equity Incentive Plan (Executive Officer Cash Profit Sharing Plan) and Long-Term Equity Incentive Plan." In addition, we agreed to provide a supplemental cost of living adjustment in the amount of $3,500 per month for 24 months and reimburse him for expenses associated with his relocation to our offices in Pleasanton, California.

All Other Compensation ($) includes:

	2015	2014
Profit sharing trust contribution and forfeitures	$22,074	$12,975
Cost of living adjustment	42,000	21,000
Automobile allowance	—	655
Charitable gift matching contributions	200	—

{7}
Mr. Arevalo was promoted to Chief Operating Officer of Simpson Strong-Tie Company Inc. in July 2014. His salary was increased to $210,000 per year beginning on July 1, 2014. His participation rate in our Executive Officer Cash Profit Sharing Plan and his potential awards of restricted stock units were also increased as of that date. See "Compensation Discussion and Analysis — Non-Equity Incentive Plan (Executive Officer Cash Profit Sharing Plan) and Long-Term Equity Incentive Plan." In addition, we agreed to provide a supplemental cost of living adjustment in the amount of $3,500 per month for 24 months and reimburse him for expenses associated with his relocation to our offices in Pleasanton, California.

All Other Compensation ($) includes:

	2015	2014
Profit sharing trust contribution and forfeitures	$22,074	$17,579
Cost of living adjustment	42,000	17,500
Relocation expenses	—	50,617
Reimbursement of personal income taxes related to relocation expenses	2,301	30,475
Charitable gift matching contributions	2,000	1,000

 {8}     All Other Compensation ($) includes:

	2015	2014	2013
Profit sharing trust contribution and forfeitures	$21,144	$18,228	$17,680
Charitable gift matching contributions	1,000	1,000	1,000

Compensation and Leadership Development Committee Interlocks and Insider Participation

The Compensation and Leadership Development Committee of our Board of Directors currently comprises Jennifer A. Chatman, Chair, Celeste Volz Ford and Peter N. Louras, Jr., all of whom are independent directors. Ms. Chatman, Ms. Ford and Mr. Louras have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.

Transactions with Related Persons

Since January 1, 2015, other than the compensation arrangements discussed under "Executive Compensation" above, we did not have any transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, with the following exception:

In 2015, the Company paid Tacit Knowledge, Inc. ("Tacit Knowledge"), a consultant on a software implementation project, $2.1 million for its services. The Company did not make payments to Tacit Knowledge prior to 2015. The project is continuing in 2016. Chris Andrasick, son of the Company's Director James S. Andrasick, co-founded Tacit Knowledge in 2002. Tacit Knowledge was sold to Newgistics, Inc. ("Newgistics") in 2013. Chris Andrasick was hired by Newgistics in 2013, as their Chief Strategy and Innovation Officer for Digital Commerce, and he remained interim Chief Executive Officer for Tacit Knowledge into 2015, but he had no financial interest in Tacit Knowledge, since the 2013 acquisition other than in his role as an officer of Newgistics. The payments that the Company made to Tacit Knowledge in 2015 were less than one-half of one percent of Newgistics's consolidated gross revenues for the fiscal year ended December 31, 2015.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors is responsible for review, approval, and ratification of "related-person transactions" between the Company or its subsidiaries and related persons. We adopted a written related person transaction policy and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant. In addition to "related persons" defined in Item 404 of Regulation S-K, our policy also covers, (1) each company in which any of the foregoing has a substantial interest, and (2) any employer of any of our Directors. Our Board of Directors has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in any compensation paid to executive officers or Directors that is determined by the Compensation and Leadership Development Committee. In accordance with the adopted policy and procedures, transactions involving related persons are generally reviewed by our accounting staff, which determines whether a related person could have a material interest in such a transaction, in any case, any such transaction is submitted to our Board of Directors for review.

Grants of Plan-Based Awards

The following table summarizes the awards to our Named Executive Officers during 2015 under our Executive Officer Cash Profit Sharing Plan and our amended and restated 2011 Incentive Plan.  The Compensation and Leadership Development Committee approved the cash awards because of our financial performance based on our 2015 quarterly operating profit and qualifying levels and approved the restricted stock unit awards because we achieved our 2014 annual operating goals that the Compensation and Leadership Development Committee had approved at the beginning of 2014.

					All Other Stock Awards:	Grant Date Fair Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Number of Shares	Stock and Option
	Grant	Threshold	Target	Maximum	of Stock	Awards
Name	Date{1}	($){2}	($){3}	($){4}	or Units (#)	($/Share)
Karen Colonias	02/02/15	70,271,000	1,609,000	2,500,000	20,588	31.80
Brian J. Magstadt	02/02/15	70,271,000	442,000	2,500,000	8,525	31.80
Roger Dankel	02/02/15	70,271,000	416,000	2,500,000	3,477	31.80
Ricardo M. Arevalo	02/02/15	70,271,000	416,000	2,500,000	3,477	31.80
Jeffrey E. Mackenzie	02/02/15	70,271,000	293,000	2,500,000	1,720	31.80

{1}
The Grant Date is applicable to stock-based awards only. Targeted cash awards to be paid under our Executive Officer Cash Profit Sharing Plan are approved with the annual operating budgets at the beginning of the year. Actual awards are approved on a quarterly basis after the end of each quarter.

{2}
The threshold is the annual estimated Qualifying Level based on a specified return on qualifying assets, computed quarterly. See “Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan."

{3}
The annual targeted payout is based on the estimated quarterly Qualified Operating Profit targets in excess of the estimated quarterly Qualifying Level. See “Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan.”

{4}	Represents the maximum amount that can be paid under our Executive Officer Cash Profit Sharing Plan for awards to be fully deductible under Internal Revenue Code section 162(m).

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our amended and restated 2011 Incentive Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The restrictions on the restricted stock units lapse (vest) as follows:

	Vesting	Vesting
Name	Term	Increments

Karen Colonias	4 years	{1}
Brian J. Magstadt	4 years	{1}
Roger Dankel	4 years	{1}
Ricardo M. Arevalo	4 years	{1}
Jeffrey E. Mackenzie	3 years	{2}

{1}     Restricted stock units vest three fourths on the third anniversary of the award date and one fourth on the fourth anniversary of the award date. As discussed above under "Long-Term Equity Incentive Plan," vesting of restricted stock units may accelerate.

{2}     Restricted stock units vest one fourth on each of the award date and the first, second and third anniversaries of the award date. As discussed above under "Long-Term Equity Incentive Plan," vesting of restricted stock units may accelerate.

We generally award restricted stock units or grant stock options under our amended and restated 2011 Incentive Plan once each year, in January or February, on the day that the Compensation and Leadership Development Committee meets to approve the awards and grants that employees earned by meeting our goals for the preceding fiscal year.  In 2015, we awarded 330,497 restricted stock units, excluding 8,550 restricted stock units awarded to our outside directors, under our amended and restated 2011 Incentive Plan.

Generally, restrictions on restricted stock units that the Compensation and Leadership Development Committee has awarded under our amended and restated 2011 Incentive Plan lapse (vest) in increments over 3 years.  Our Board of Directors has, however, resolved to accelerate the vesting of restricted stock units in two situations.  First, when an employee ceases employment with us upon his or her retirement, death or disability, all of the employee’s unvested restricted stock units vest. Second, all outstanding restricted stock units vest on a change in control of Simpson Manufacturing Co., Inc. that involves a substantial change in the terms of employment.  We define “change in control” as any of the following transactions, in which the holders of our common stock immediately before the transaction do not continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of Simpson Manufacturing Co., Inc. immediately thereafter:

•	a consolidation or merger of Simpson Manufacturing Co., Inc. in which it is not the surviving corporation;

•
a reverse merger in which Simpson Manufacturing Co., Inc. is the surviving corporation but the shares of our common stock outstanding immediately before the reverse merger are converted by virtue of the reverse merger into other property; or

•	the approval by our stockholders of a plan or proposal for the dissolution and liquidation of Simpson Manufacturing Co., Inc.

In addition, the Compensation and Leadership Development Committee may cause awards granted pursuant to our amended and restated 2011 Incentive Plan to vest earlier in certain other situations as provided thereunder. These acceleration provisions apply to all participants in our amended and restated 2011 Incentive Plan , including our Named Executive Officers. See “Long-Term Equity Incentive Plan” above for additional acceleration provisions for our restricted stock units under our performance and strategic restricted stock unit agreements with participating employees, including our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2015, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan and restricted stock units that had been awarded under our amended and restated 2011 Incentive Plan:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable{1}	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($){1}
Karen Colonias					23,333	{2}	796,822
					21,960	{2}	749,934
					20,588	{2}	703,080

Brian J. Magstadt					5,837	{2}	199,334
					9,094	{2}	310,560
					8,525	{2}	291,129

Roger Dankel	4,000	—	29.66	02/02/18	288	{3}	9,835
					575	{3}	19,636
					3,477	{2}	118,740

Ricardo M. Arevalo					1,932	{3}	65,978
					3,513	{3}	119,969
					3,477	{2}	118,740

Jeffrey E. Mackenzie					2,860	{3}	97,669
					860	{3}	29,369
					1,290	{3}	44,054

{1}	As discussed above — See “Grants of Plan-Based Awards” — vesting of stock options and restricted stock units may accelerate.

{2}	Restricted stock units vest 75 percent on the third anniversary of the award date and 25 percent on the fourth anniversary of the award date.

{3}	Restricted stock units vest 25 percent on the award date and 25 percent on each of the first, second and third anniversary of the award date.

Stock Option Exercises and Stock Vested

The following table provides information for the year ended December 31, 2015, on the exercise of stock options granted to our Named Executive Officers under our 1994 Stock Option Plan and on the vesting of restricted stock unit awards:

	Stock Option Awards		Stock Awards
	Number		Number
	of Shares Acquired on	Value Realized on	of Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Karen Colonias	25,000	163,503	1,574	52,667
Brian J. Magstadt	12,000	93,578	860	29,025
Roger Dankel	—	—	863	28,778
Ricardo M. Arevalo	6,251	39,965	5,535	184,422
Jeffrey E. Mackenzie	20,000	127,076	6,580	219,174

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or, except for a small number of employees in our recently acquired Swiss subsidiary, any defined benefit pension plans and generally do not pay benefits after termination of employment.  We may, however, compensate a former employee after terminating employment with us, by way of the acceleration of vesting of stock options and restricted stock units on voluntary termination after reaching retirement age or on a change in control.  These circumstances, in addition to those applicable to salaried employees generally, and the potential payments for our Named Executive Officers are as follows as of December 31, 2015:

	Voluntary	Change in
Benefits and Payments on Termination	Termination{1}	Control{1}
Accelerated vesting of stock options and restricted stock units:
Karen Colonias	$—	$2,249,836
Brian J. Magstadt	—	801,022
Roger Dankel	—	148,211
Ricardo M. Arevalo	—	304,686
Jeffrey E. Mackenzie	—	171,092

{1}
As discussed above under “Grants of Plan-Based Awards,” vesting of stock options and the lapsing of restrictions on restricted stock units may accelerate. Assumes a market value of $34.15 per share of our common stock, the closing stock price on December 31, 2015, at voluntary termination or change in control.  No material conditions or obligations apply to the receipt of payment on voluntary termination.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2015, that we paid to our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees Earned or Paid in	Stock Awards	All Other Compensation	Total
Name	Cash($)	($){1}	($){2}	($)
James S. Andrasick	77,500	116,159	25,000	218,659
Jennifer A. Chatman	77,500	116,159	1,000	194,659
Gary M. Cusumano	77,500	116,159	25,000	218,659
Celeste Volz Ford	68,000	116,159	25,000	209,159
Peter N. Louras, Jr.	135,625	116,159	25,000	276,784
Robin G. MacGillivray	80,500	116,159	3,500	200,159

{1}
We determined the value of restricted stock unit awards by multiplying the number of restricted stock units by the fair value per share as of the award date.  The restricted stock was valued using the market price of the shares on the award date in accordance Accounting Standards Codification Topic 718 “Compensation — Stock Compensation.”  Two awards of restricted stock units were awarded in 2015. The first, an award based on the achievement of the company-wide operating profit goal, was on February 2, 2015, and was valued at $31.80, the closing stock price on January 30, 2015, and the second, an award based on the approximate amount of the annual retainer paid to each director, was on April 21, 2015, and was valued at $36.33, the closing stock price on April 20, 2015. Vesting of all unvested restricted stock units is accelerated on a change in control. See “Grants of Plan-Based Awards” above.

The outstanding stock option and unvested restricted stock awards as of December 31, 2015, for these directors were as follows:

	Stock	Restricted Stock
Name	Options	Units
James S. Andrasick	—	2,139
Jennifer A. Chatman	5,000	2,139
Gary M. Cusumano	5,000	2,139
Celeste Volz Ford	—	1,069
Peter N. Louras, Jr.	5,000	2,139
Robin G. MacGillivray	5,000	2,139

{2}     Represents matching contributions made by us for charitable gifts made by the director. We generally match up to $1,000 for gifts made to qualifying charities. In honor of Barclay Simpson, we increased this limit in early 2015 to $25,000 for a specified amount of time.

We pay each of our directors, who is not also an officer or employee, an annual cash retainer of $65,000. We pay the Chair of the Board of Directors an additional annual fee of $56,500 and we pay the Chair of each of the Audit Committee, the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $10,000. The annual retainer is paid quarterly and the fees for the Chair of the Board of Directors and each of the committees are paid at the time of the annual meeting of stockholders each year, and are not prorated. Outside directors will also receive $2,000 for every day in excess of 12 during a single calendar year that the Board of Directors and/or committee meetings are held. We also reimburse outside directors for expenses that they incur to attend Board of Directors and committee meetings, to visit our facilities and to participate in educational programs. We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Equity-Based Compensation Awards for Outside Directors

Each of our outside directors, whether newly appointed or continuing his or her service, is eligible to receive an award of restricted stock units under our amended and restated 2011 Incentive Plan each year. The value of the award approximates the value of the annual cash retainer. The awards are made at the time of the annual meeting of stockholders each year and restrictions on 100 percent of the restricted stock units lapse on the award date.

No stock options granted to our directors under our 1995 Independent Director Stock Option Plan were exercised during 2015.

Potential Payments on Resignation or Change in Control for Outside Directors

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after resignation from the Board of Directors.  We may, however, compensate a former director who resigns from the Board of Directors by accelerating the lapse of restrictions on the directors’ restricted stock units if the director is over age 60 or a change in control occurs, as follows as of December 31, 2015:

		Change in
Benefits and Payments on Termination	Resignation{1}	Control{1}
Accelerated lapse of restrictions on restricted stock units:
James S. Andrasick	$73,047	$73,047
Jennifer A. Chatman	—	73,047
Gary M. Cusumano	73,047	73,047
Celeste Volz Ford	—	36,506
Peter N. Louras, Jr.	73,047	73,047
Robin G. MacGillivray	73,047	73,047

{1}     Assumes a market value of $34.15 per share of our common stock, the closing stock price on December 31, 2015, on resignation or change in control.  No material conditions or obligations apply to the receipt of payment on resignation.

Stock Ownership Guidelines for Outside Directors

In February 2015, the Compensation and Leadership Development Committee created stock ownership guidelines for each of our directors, who is not also an officer or employee. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each of such directors has until 2020 to comply with this guideline. The guideline for the minimum value for stock ownership of the Company for each of such directors is computed as 3 times their annual cash retainer or $195,000. The following directors are in compliance with our stock ownership guidelines: Mr. Louras, Ms. Chatman, Mr. Cusumano, and Ms. MacGillivray.

Compensation Consultants

Our Compensation and Leadership Development Committee has the authority to retain or obtain the advice of advisers. Since 2014, the Compensation and Leadership Development Committee has engaged Mercer LLC as its compensation consultant.  The engagement of Mercer LLC was the result of a selection process, conducted by management, among 3 firms. At the conclusion of the selection process, management recommended Mercer LLC and the Compensation and Leadership Development Committee approved Mercer LLC's selection. The Compensation and Leadership Development Committee considered the required independence factors outlined by the Securities and Exchange Commission and New York Stock Exchange rules. Mercer LLC was engaged to:

•	identify an updated industry peer group,

•	assess the competitiveness of our compensation program as compared to the selected industry peer group,

•	recommend changes to our long-term incentive program,

•	evaluate our director compensation, and

•	propose stock ownership guidelines for our Named Executive Officers and our Directors.

Mercer LLC made recommendations to the Compensation and Leadership Development Committee to retain long-term incentive plan awards based on operating profit goals, to add or enhance strategic goals for our Named Executive Officers and other selected officers and employees and to strengthen our total stockholder return component.  The Compensation and Leadership Development Committee incorporated these recommendations into the potential equity-based compensation program beginning with equity-based compensation awarded in 2016 for operating and strategic goals achieved for 2015, including a vesting condition based on our performance relative to the S&P Small Cap 600 Index over 3 years.  See “Long-Term Equity Incentive Plan” above.  We paid Mercer LLC total fees of $133,900 for these services in 2015.  Furthermore, Mercer LLC was engaged to perform additional services to study compensation for non-executive employees and we paid them $472,027 for these services in 2015. We also paid Mercer Health and Benefits LLC $8,000 in 2015 for a project to determine the value of certain long-term equity awards. Since 2010 we have engaged Mercer US Inc. and Mercer Health and Benefits LLC for the placement of our health care insurance and Marsh USA Inc. for the placement of our various lines of business insurance (all subsidiaries of Marsh and McLennan). In 2015, we paid Marsh USA Inc. $3,577,952. Payments to Marsh USA Inc. included $335,000 for brokerage fees, either paid directly by us or through commissions paid to them by our insurance carriers, and $3,242,952 for insurance policy premiums. In 2015, we did not make any direct payments to Mercer US Inc. or Mercer Health and Benefits LLC for fees related to the placement of our health care insurance. The decision to engage Mercer US Inc., Mercer Health and Benefits LLC and Marsh USA Inc. was made by management, not subject to approval by our Board of Directors or the Compensation and Leadership Development Committee.

Report of the Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis, discussed it with our officers, and based on such review and discussions, recommended its inclusion in this Proxy Statement.

Compensation and Leadership Development Committee

Jennifer A. Chatman, Chair
Celeste Volz Ford
Peter N. Louras, Jr.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including equity-based compensation, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement.  The Compensation and Leadership Development Committee comprises 3 independent directors, as defined by the New York Stock Exchange rules.  In addition, the members of the Compensation and Leadership Development Committee are both:

•
“non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

•	“outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).

Our Board of Directors appoints the members of the Compensation and Leadership Development Committee for indefinite terms and may remove any member at any time.  The Compensation and Leadership Development Committee operates under a written charter that our Board of Directors adopted, which is also available on our website at http://www.simpsonmfg.com/social-responsibility/governance/compensation.html. We will provide a printed copy of the charter to any stockholder on request.

Report of the Audit Committee

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight and risk management. Its policies and practices are described below.

Composition

The Audit Committee comprises 4 independent directors, as defined by the New York Stock Exchange rules and Rule 10A-3 of the Exchange Act of 1934, as amended. It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/social-responsibility/governance/audit.html. We will provide a printed copy of the charter to any stockholder on request. The members of the Audit Committee are James S. Andrasick, Chair, Jennifer A. Chatman, Peter N. Louras, Jr. and Robin G. MacGillivray. Our Board of Directors has determined that each of them meets the definitions and standards for independence and is financially literate, and that 2 of the Audit Committee members, James S. Andrasick and Peter N. Louras, Jr., have financial management expertise as required by New York Stock Exchange rules and meet the Securities and Exchange Commission definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm. The Audit Committee must pre-approve fees to be paid to our principal independent registered public accounting firm before it begins work. Our officers are responsible for our internal controls and financial reporting process. Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 8 times in 2015 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and Grant Thornton LLP, our independent registered public accounting firm.  The Audit Committee has discussed with Grant Thornton LLP the matters that are required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP, a registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board affirming the registered public accounting firm’s independence in compliance with Rule 3526. The Audit Committee discussed with Grant Thornton LLP that firm’s independence.  On that basis, the Audit Committee believes that Grant Thornton LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and Grant Thornton LLP, the Audit Committee’s review of the representations of our officers, and the report of Grant Thornton LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee
James S. Andrasick, Chair
Jennifer A. Chatman
Peter N. Louras, Jr.
Robin G. MacGillivray

Governance and Nominating Committee

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors. Its charter is available on our website at http://www.simpsonmfg.com/social-responsibility/governance/governance.html. We will provide a printed copy of each to any stockholder on request. The 3 members of the Governance and Nominating Committee, Robin G. MacGillivray, Chair, James S. Andrasick and Jennifer A. Chatman, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration. Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.
Board of Directors Governance and Nominating Committee
5956 W. Las Positas Blvd.
Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2017 annual meeting, we must receive the letter not later than November 10, 2016. The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines (available on our website at http://www.simpsonmfg.com/social-responsibility/governance/governance-guidelines.html) on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus. The Governance and Nominating Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources. From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates. The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors. To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date. A stockholder’s notice nominating 1 or more director candidates must state as to each such candidate -

•	the candidate’s name, age, business address and residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of our common stock that the candidate beneficially owns and other information, if any, required by our Bylaws, and

•
any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the stockholder’s name and address, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns and other information, if any, required by our Bylaws. We will disregard a purported nomination that does not comply in all respects with our Bylaws. We did not receive such a notice from any stockholder for our 2016 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  Securities and Exchange Commission regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2015 our directors and officers and 10 percent stockholders met all of the section 16(a) filing requirements regarding our common stock with the following exceptions:

Sharon H. Simpson	Sold shares in March of 2015 and was 4 days late filing her current report on Form 4.

Simpson PSB Fund	Sold shares in March of 2015 and was 4 days late filing its current report on Form 4.

James S. Andrasick	Granted restricted stock unit award in April 2015 and was 7 days late filing his current report on Form 4.

Jennifer A. Chatman	Granted restricted stock unit award in April 2015 and was 7 days late filing her current report on Form 4.

Gary M. Cusumano	Granted restricted stock unit award in April 2015 and was 7 days late filing his current report on Form 4.

Celeste Volz Ford	Granted restricted stock unit award in April 2015 and was 9 days late filing her current report on Form 4.

Peter N. Louras, Jr.	Granted restricted stock unit award in April 2015 and was 8 days late filing his current report on Form 4.

Robin G. MacGillivray	Granted restricted stock unit award in April 2015 and was 7 days late filing her current report on Form 4.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees. This code is posted on our website at http://www.simpsonmfg.com/social-responsibility/governance/ethics.html. We will provide a printed copy of the code, free of charge, to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting. Insofar as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting. The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF
THE AUDIT AND COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE” AND “REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED "SOLICITING MATERIAL" OR "FILED" UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2017 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 10, 2016.

BY ORDER OF THE BOARD

Brian J. Magstadt
Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO OUR SECRETARY, SENT TO:

SIMPSON MANUFACTURING CO., INC.
5956 W. Las Positas Blvd.
Pleasanton, California 94588

WE WILL PROVIDE YOU, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENTS SCHEDULES FILED THEREWITH, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS NOT CONTAINED THEREIN. PROVISION OF SUCH EXHIBITS WILL BE SUBJECT TO THE ADVANCE PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

© 2016 Simpson Manufacturing Co., Inc. P71198 PR16

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(k)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/18/2016). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use your touch-tone phone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(k)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/18/2016). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01427-P72381 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIMPSON MANUFACTURING CO., INC.

The Board of Directors recommends you vote FOR the nominees in proposal 1, and FOR proposals 2, 3 and 4:

1. Election of 3 Directors to serve for a three-year term

Nominees:	For	Against	Abstain
1a. Peter N. Louras, Jr.	☐	☐	☐
1b. James S. Andrasick	☐	☐	☐
1c. Gary M. Cusumano	☐	☐	☐

	For	Against	Abstain
2. Approval of the amended Simpson Manufacturing Co., Inc. 1994 Employee Stock Bonus Plan	☐	☐	☐
3. Ratification of the selection of Grant Thornton LLP as independent registered public accounting firm	☐	☐	☐
4. Advisory vote to approve Named Executive Officer compensation	☐	☐	☐

Unless otherwise specified, this proxy will be voted for the nominees listed above as directors and for proposals 2, 3 and 4, and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at **www.proxyvote.com**.

E01428-P72381

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SIMPSON MANUFACTURING CO., INC.
Annual Meeting of Stockholders – April 20, 2016

The undersigned hereby appoints Peter N. Louras, Jr., and Karen Colonias, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 2016, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election of directors of some or all of the persons listed on this proxy, in the manner described in the proxy statement. This proxy confers on the proxy holders the power of cumulative voting and the power to vote cumulatively for fewer than all of the nominees as described in such proxy statement.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See Reverse Side

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

See Reverse Side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 20, 2016.

SIMPSON MANUFACTURING CO., INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 25, 2016
Date: April 20, 2016 **Time:** 2:00 PM
Location: 5956 W. Las Positas Blvd.
Pleasanton, California

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL*:* sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 6, 2016 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.